Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ECP ENVIRONMENTAL GROWTH OPPORTUNITIES CORP.,

ENNV MERGER SUB, INC.

and

FAST RADIUS, INC.

dated as of July 18, 2021

Exhibits

Exhibit AForm of Second Amended and Restated Certificate of Incorporation of Acquiror

Exhibit BForm of Amended and Restated Bylaws of Acquiror

Exhibit CForm of Amended and Restated Registration Rights Agreement

Exhibit DForm of Sponsor Support Agreement

Exhibit EForm of Company Support Agreement

Exhibit FForm of Incentive Equity Plan

Exhibit GForm of Purchase Plan

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of July 18, 2021 (this “Agreement”), is made and entered into by and among ECP Environmental Growth Opportunities Corp., a Delaware corporation (“Acquiror”), ENNV Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Fast Radius, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Acquiror and the Company will enter into a business combination transaction pursuant to which (a) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”) and (b) Acquiror will change its name to “Fast Radius, Inc.”;

WHEREAS, the Board of Directors of the Company has (a) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, and declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and (c) recommended the approval and adoption of this Agreement and the documents contemplated hereby, and the transactions contemplated hereby and thereby, including the Merger, by the stockholders of the Company;

WHEREAS, each of the Boards of Directors of Acquiror and Merger Sub has (a) determined that the Merger is fair to and in the best interests of Acquiror and Merger Sub and their respective stockholders, as applicable, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, and declared it advisable for Acquiror and Merger Sub, as applicable, to enter into this Agreement and the documents contemplated hereby and (c) recommended the approval and adoption of this Agreement and the documents contemplated hereby, and the transactions contemplated hereby and thereby, including the Merger, by the Acquiror Stockholders (as defined below) and the sole stockholder of Merger Sub, as applicable;

WHEREAS, Acquiror, as sole stockholder of Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, including the Merger;

WHEREAS, prior to the Effective Time, (i) the outstanding principal together with all accrued and unpaid interest on the Company Convertible Notes (as defined below) will automatically be converted into a number of shares of Company Common Stock (as defined below) in accordance with the terms of the Company Convertible Note Purchase Agreement (as defined below) and (ii) all of the outstanding Company Warrants (as defined below) will be exercised in full on a cashless basis in accordance with their respective terms (the “Warrant Settlement”);

WHEREAS, upon the Effective Time, all of the Company Capital Stock (as defined below) and Vested RSU Awards (as defined below) will be converted into the right to receive a portion of the Aggregate Merger Consideration (as defined below), including a number of Company Earn Out Shares (as defined below), as set forth in this Agreement;

WHEREAS, upon the Effective Time, all Company Awards (as defined below) other than Vested RSU Awards will be converted into awards for Acquiror Class A Common Stock representing a portion of the Aggregate Merger Consideration;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to the holders of Acquiror Class A Common Stock (as defined below) to have their outstanding shares of Acquiror Class A Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Stockholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s entering into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor (as defined below) has executed and delivered to the Company a Sponsor Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company, and attached hereto as Exhibit D (as may be amended from time to time in accordance with its terms, the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed, among other things, to vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, and to defer the vesting of ten percent (10%) of the shares of Acquiror Class A Common Stock (including shares of Acquiror Class A Common Stock issued upon conversion of the outstanding shares of Acquiror Class B Common Stock held by the Sponsor at the Effective Time) held by Sponsor until (i) the occurrence of Triggering Event I (as defined below), upon which five percent (5%) of the Acquiror Class A Common Stock (including shares of Acquiror Class A Common Stock issued upon conversion of the outstanding shares of Acquiror Class B Common Stock held by the Sponsor at the Effective Time) held by Sponsor will be vested, and (ii) the occurrence of Triggering Event II (as defined below), upon which five percent (5%) of the Acquiror Class A Common Stock (including shares of Acquiror Class A Common Stock issued upon conversion of the outstanding shares of Acquiror Class B Common Stock held by the Sponsor at the Effective Time) held by Sponsor will be vested in accordance with the terms hereof;

WHEREAS, as a condition and inducement to Acquiror’s entering into this Agreement, simultaneously with the execution and delivery of this Agreement, the Major Company Stockholders have executed and delivered to Acquiror a Company Holders Support Agreement, in the form attached hereto as Exhibit E (as may be amended from time to time in accordance with its terms, the “Company Support Agreement”), pursuant to which the Major Company Stockholders have agreed, among other things, to vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, including the Merger;

WHEREAS, on or prior to the date hereof, Acquiror entered into the Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquiror shares of Acquiror Class A Common Stock for an aggregate purchase price at least equal to the Minimum PIPE Investment Amount (as defined below), such purchases to be consummated prior to or substantially concurrently with the Closing;

WHEREAS, Goldman Sachs Asset Management, L.P., in its capacity as investment adviser on behalf of its clients (“GSAM”), has agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to GSAM, 2,500,000 units, each consisting of one (1) share of Acquiror Class A Common Stock and one-quarter of one (1/4) redeemable warrant (collectively, the “Forward Purchase Securities”), at a price of ten Dollars ($10.00) per unit for an aggregate purchase price of twenty five million Dollars ($25,000,000) (the “Forward Purchase Amount”) in a private placement that will close substantially concurrently with the Closing, pursuant to the Forward Purchase Agreement (as defined below), and on the terms and subject to the conditions set forth therein;

WHEREAS, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder and this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, Acquiror, the Sponsor, the Major Company Stockholders and certain of their respective Affiliates, as applicable, have entered into an Amended & Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit C.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1.Definitions. As used herein, the following terms shall have the following meanings:

“Acceleration Event” has the meaning specified in Section 4.2.

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Cure Period” has the meaning specified in Section 11.1(g).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article VI.

“Acquiror Financial Statements” has the meaning specified in Section 6.6(d).

“Acquiror Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 6.1 (Acquiror and Merger Sub Organization), Section 6.2 (Due Authorization) and Section 6.13 (Brokers’ Fees).

“Acquiror Group” has the meaning specified in Section 12.18(a).

“Acquiror Material Adverse Effect” has the meaning specified in Section 6.10.

“Acquiror Option” has the meaning specified in Section 3.3(a).

“Acquiror Private Warrants” means the redeemable warrants of Acquiror, each exercisable in accordance with its terms to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) per share, subject to adjustment, that were sold in a private placement concurrently with the closing of Acquiror’s initial public offering.

“Acquiror Public Warrants” means the redeemable warrants of Acquiror, each exercisable in accordance with its terms to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) per share, subject to adjustment, that were sold as part of the Acquiror Units in Acquiror’s initial public offering.

“Acquiror Restricted Stock Award” has the meaning specified in Section 3.3(b).

“Acquiror Restricted Stock Unit Award” has the meaning specified in Section 3.3(d).

“Acquiror Sale” means the occurrence of any of the following events (which, for the avoidance of doubt, shall not include the transactions contemplated hereby): (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of Acquiror representing more than fifty percent (50%) of the combined voting power of Acquiror’s then outstanding voting securities, (b) the consummation of a merger or consolidation of Acquiror with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the members of the Board of Directors of Acquiror immediately prior to the merger or consolidation do not constitute at least a majority of the Board of Directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of Acquiror immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the shareholders of Acquiror approve a plan of complete liquidation or dissolution of Acquiror or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, other than such sale or other disposition by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, to an entity at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of Acquiror in substantially the same proportions as their ownership of Acquiror immediately prior to such sale.

“Acquiror SEC Filings” has the meaning specified in Section 6.5.

“Acquiror Second A&R Charter” has the meaning specified in Section 9.2(c).

“Acquiror Securities” means the Acquiror Common Stock, the Acquiror Units, the Acquiror Public Warrants, the Acquiror Private Warrants and the Working Capital Warrants, if any.

“Acquiror Share Redemption” means the right of the holders of Acquiror Class A Common Stock to redeem all or a portion of their Acquiror Class A Common Stock (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Acquiror’s Governing Documents.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Stockholder Approval” has the meaning specified in Section 6.2(b).

“Acquiror Stockholders” means the holders of Acquiror Common Stock as of immediately prior to the Effective Time.

“Acquiror Stockholders’ Meeting” has the meaning specified in Section 9.2(b).

“Acquiror Transaction Expenses” has the meaning specified in Section 2.4(c).

“Acquiror Units” means the units of Acquiror sold in connection with Acquiror’s initial public offering, each such unit consisting of one (1) share of Acquiror Class A Common Stock and one-quarter of one (1/4) Acquiror Public Warrant.

“Acquiror Warrant Agreement” means the Warrant Agreement, dated as of February 8, 2021, between Acquiror and American Stock Transfer & Trust Company, LLC, as warrant agent.

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to (a) any acquisition or purchase, direct or indirect, of (i) fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries or (ii) fifteen percent (15%) or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning fifteen percent (15%) or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries, or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries.

“Action” means any claim, action, charge, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Additional Award Shares” means the whole number of shares of Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to each of the outstanding Company Options, Company Restricted Stock Awards and Company Restricted Stock Unit awards (other than Vested RSU Awards) in the aggregate as of immediately prior to the Effective Time multiplied by (ii) the Earn Out Exchange Ratio multiplied by (iii) the Earn Out Shares Discount Factor.

“Additional Required Financial Statements” has the meaning specified in Section 7.3(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise; provided that in no event shall Acquiror or Merger Sub be considered an Affiliate of any portfolio company, investment fund or other vehicle affiliated with or managed by, or investing on a parallel or co-investment basis with investment funds affiliated with or managed by, Energy Capital Partners Management, LP, ECP ControlCo, LLC or their respective Affiliates, nor shall any portfolio company, investment fund or other vehicle affiliated with or managed by Energy Capital Partners Management, LP, ECP ControlCo, LLC or their respective Affiliates be considered to be an Affiliate of Acquiror or Merger Sub.

“Affiliate Agreements” has the meaning specified in Section 5.12(a)(viii).

“Aggregate Fully Diluted Company Stock” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (for the avoidance of doubt, following the Company Convertible Notes Conversion and the Warrant Settlement) plus (b) the aggregate number of shares of Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time plus (c) the aggregate maximum number of shares of Company Capital Stock that are subject to Company Restricted Stock Units, Company Restricted Stock Awards and Company Options (in each case, whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time.

“Aggregate Merger Consideration” means a number of shares of Acquiror Class A Common Stock equal to the quotient obtained by dividing (a) the Base Purchase Price by (b) ten dollars ($10.00).

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 11.1(e).

“Alternative Transaction” means any transaction (other than any transaction expressly contemplated hereby) concerning the sale or transfer of any of the shares of Company Capital Stock or other Equity Interests of the Company or any of its Subsidiaries, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale of Equity Interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture, partnership or otherwise.

“Amendment Proposal” has the meaning specified in Section 9.2(c).

“Ancillary Agreements” has the meaning specified in Section 12.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder and other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means all applicable Laws related to the prevention of money laundering, including the U.S. Money Laundering Control Act of 1986, the U.S. Currency and Foreign Transactions Reporting Act of 1970 (commonly referred to as the “U.S. Bank Secrecy Act”) and similar Laws in other applicable jurisdictions.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission and the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition relating thereto.

“Audited Financial Statements” has the meaning specified in Section 5.8(a).

“Available Acquiror Cash” has the meaning specified in Section 8.2(a).

“Base Award Shares” means the whole number of shares of Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to each of the outstanding Company Options, Company Restricted Stock Awards and Company Restricted Stock Unit awards (other than Vested RSU Awards) in the aggregate as of immediately prior to the Effective Time multiplied by (ii) the remainder of (a) one minus (b) (x) the Earn Out Exchange Ratio, multiplied by (y) the Earn Out Shares Discount Factor.

“Base Purchase Price” means one billion Dollars ($1,000,000,000.00).

“Business Combination” means a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Acquiror and one or more businesses, including the Merger.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Chicago, Illinois, or Governmental Authorities in the State of Delaware, are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Certificate” means a stock certificate representing a holder’s ownership of Company Capital Stock.

“CEO Incentive Plan Proposal” has the meaning specified in Section 9.2(c).

“Chief Executive Officer Equity Incentive Plan” has the meaning specified in Section 8.1(a).

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state Law.

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the Preamble hereto.

“Company Award” means a Company Option, Company Restricted Stock Award or Company Restricted Stock Unit award.

“Company Award Exchange Ratio” means the sum of (i) the Merger Consideration Exchange Ratio plus (ii) the product of (a) the Earn Out Exchange Ratio multiplied by (b) the Earn Out Shares Discount Factor.

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Capital Stock” means Company Common Stock and Company Preferred Stock.

“Company Common Stock” means the Common Stock, par value $0.0001 per share, of the Company.

“Company Convertible Note Investors” means Energize Ventures Fund LP, Energize Growth Fund I LP, EV FR SPV LLC and Ironspring Venture Find I-FR, LP.

“Company Convertible Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of March 12, 2021, by and among the Company and the Company Convertible Note Investors.

“Company Convertible Notes” means the Convertible Promissory Notes issued by the Company to the Company Convertible Note Investors pursuant to the Company Convertible Note Purchase Agreement.

“Company Convertible Notes Conversion” has the meaning specified in Section 3.1(a).

“Company Cure Period” has the meaning specified in Section 11.1(e).

“Company Disclosure Letter” has the meaning specified in the introduction to Article V.

“Company Earn Out Shares” has the meaning specified in Section 4.1(a).

“Company Financial Statements” has the meaning specified in Section 5.8(a).

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Company Organization), Section 5.3 (Due Authorization), clause (a) of Section 5.4 (No Conflict), Section 5.6 (Capitalization of the Company), Section 5.16 (Brokers’ Fees) and clause (b) of Section 5.24 (Absence of Changes).

“Company Group” has the meaning specified in Section 12.18(b).

“Company Incentive Plan” means the Fast Radius, Inc. Amended and Restated 2017 Stock Plan, as amended and restated as of July 29, 2020.

“Company Indemnified Parties” has the meaning specified in Section 8.7(a).

“Company IT Systems” means any computer hardware, computer systems, workstations, servers, networks, platforms, peripherals, data communication lines, circuits, hubs, software databases, internet websites and other information technology equipment and related systems and services (including so-called SaaS/PaaS/IaaS services) that are owned or controlled by, or relied upon in the conduct of the business of, the Company or its Subsidiaries.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement and the other documents contemplated hereby; provided, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” pursuant to clause (a) of this definition: (i) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, credit, business or financial market conditions generally, (iii) the taking of any action expressly required by this Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), or Contagion Event, (v) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, or local, national or international political conditions, (vi) any failure of the Company to meet any projections or forecasts (provided that this clause (vi) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (vii) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, services, supplies, materials or other goods purchased from third-party suppliers), (viii) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in Section 5.4, Section 5.13(h), Section 5.21(k), Section 5.22(d) and the last sentence of Section 5.6(b), and any condition to Closing with respect thereto), or (ix) any action taken by, or at the written request of, Acquiror or Merger Sub; provided, further, that any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase Company Common Stock granted under the Company Incentive Plan.

“Company Owned IP” has the meaning specified in Section 5.21(a).

“Company Preferred Stock” means the Company Series Seed Preferred Stock, the Company Series Seed-1 Preferred Stock, the Company Series A-1 Preferred Stock, the Company Series A-2 Preferred Stock, the Company Series A-3 Preferred Stock and the Company Series B Preferred Stock.

“Company Registered Intellectual Property” has the meaning specified in Section 5.21(a).

“Company Restricted Stock Award” means each award with respect to a share of Company Common Stock outstanding under the Company Incentive Plan that is, at the time of determination, subject to a risk of forfeiture or repurchase by the Company, whether subject to time- or performance-based vesting.

“Company Restricted Stock Unit” means a right, granted under the Company Incentive Plan, to receive a share of Company Common Stock or cash in lieu thereof on a future date or event.

“Company Series A‑1 Preferred Stock” means the Series A‑1 Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series A‑2 Preferred Stock” means the Series A‑2 Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series A‑3 Preferred Stock” means the Series A‑3 Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series B Preferred Stock” means the Series B Preferred stock, par value $0.0001 per share, of the Company.

“Company Series Seed Preferred Stock” means the Series Seed Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series Seed-1 Preferred Stock” means the Series Seed-1 Preferred Stock, par value $0.0001 per share, of the Company.

“Company Service Provider” has the meaning specified in Section 5.21(j).

“Company Stockholder Approval Deadline” has the meaning specified in Section 9.2(d).

“Company Stockholder Approvals” means the approval of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, by the written consent of (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an as-converted to Company Common Stock basis, (ii) the holders of a majority of the outstanding shares of each series of Company Preferred Stock, voting as a separate class, and (iii) the holders of a majority of the outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted to Company Common Stock basis, in each case, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Support Agreement” has the meaning specified in the Recitals hereto.

“Company Transaction Expenses” means all out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, including: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers and (b) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll or other similar Taxes arising therefrom.

“Company Warrants” means each of (a) the Warrant to Purchase Common Stock, issued by the Company to United Parcel Service General Services Co. on February 3, 2020, for the purchase of up to 101,927 shares of Company Common Stock; (b) the Warrant to Purchase Common Stock, issued by the Company to XMS Capital Partners, LLC on June 19, 2019, for the purchase of up to 48,874 shares of Company Common Stock, as amended as of July 6, 2021; (c) the Amended & Restated Warrant to Purchase Common Stock, issued by the Company to Silicon Valley Bank on May 25, 2021, for the purchase of up to 52,230 shares of Company Common Stock, as amended as of July 12, 2021; (d) the Amended and Restated Warrant to Purchase Common Stock, issued by the Company to Silicon Valley Bank on March 12, 2021, for the purchase of 26,115 shares of Company Common Stock; (e) the Warrant to Purchase Common Stock, issued by the Company to United Parcel Service General Services Co. on March 21, 2019, for the purchase of up to 713,491 shares of Company Common Stock; (f) the Warrant to Purchase Preferred Stock, issued by the Company to ATEL Ventures on October 4, 2018, for the purchase of up to 32,405 shares of Company Series A-3 Preferred Stock, as amended as of July 12, 2021; (g) the Warrant to Purchase Common Stock, issued by the Company to Silicon Valley Bank on October 12, 2018, for the purchase of 46,636 shares of Company Common Stock; (h) the Warrant to Purchase Common Stock, issued by the Company to Energize Growth Fund I LP on April 13, 2021, for the purchase of up to 88,667 shares of Company Common Stock; (i) the Warrant to Purchase Common Stock, issued by the Company to Energize Ventures Fund LP on April 13, 2021, for the purchase of up to 18,666 shares of Company Common Stock; and (j) the Warrant to Purchase Common Stock, issued by the Company to EV FR SPV LLC on April 13, 2021, for the purchase of up to 32,667 shares of Company Common Stock.

“Compensation Study” has the meaning specified in Section 8.1(c).

“Confidentiality Agreement” has the meaning specified in Section 12.10.

“Consent Solicitation Statement” has the meaning specified in Section 9.2(d).

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Contagion Event” means (a) the outbreak of a contagious disease, epidemic or pandemic (including COVID-19) or the continuation, escalation or material worsening thereof and (b) any changes in applicable Law or other directive, policy, guidance or recommendations by any Governmental Authority in response to the foregoing, in each case, whether in place currently or adopted or modified hereafter, including with respect to any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure or sequester policies.

“Contracts” means any legally binding contracts, agreements, arrangements, undertakings, instruments, commitments, indentures, guarantees, licenses, subcontracts, leases, purchase orders and other arrangements or understandings (and all amendments, side letters, modifications and supplements thereto), whether oral or written.

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Copyleft Terms” means use, modification and/or distribution of any Open Source Materials in a manner that, pursuant to the applicable Open Source License, requires that software incorporated into, derived from, linked to, or used or distributed with such Open Source Materials (a) be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee. Open Source Licenses that incorporate Copyleft Terms include the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” means SARS-CoV-2 or the novel coronavirus, referred to as COVID-19, and any evolutions, mutations or variants thereof or related to associated epidemics, pandemics or disease outbreaks.

“Customs & Trade Laws” means all applicable export, import, customs and trade, and anti-boycott Laws, regulations or programs administered, enacted or enforced by any Governmental Authority, including but not limited to (a) the Laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. International Trade Commission, the U.S. Department of Commerce, and the U.S. Department of State; (b) the U.S. Tariff Act of 1930, as amended; (c) the U.S. Export Control Reform Act of 2018 and the Export Administration Regulations, including related restrictions with regard to persons or entities on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List; (d) the U.S. Arms Export Control Act, as amended, and the International Traffic in Arms Regulations, including related restrictions with regard to persons or entities on the U.S. Department of State’s Debarred List; (e) the U.S. Foreign Trade Regulations; (f) the anti-boycott laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (g) all other applicable Laws, regulations, or programs of other countries relating to the same subject matter as the United States Laws described above.

“D&O Indemnified Parties” has the meaning specified in Section 8.7(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“DLA” has the meaning specified in Section 12.18(b).

“DLA Privileged Communications” has the meaning specified in Section 12.18(b).

“Dollars” or “$” means lawful money of the United States.

“Earn Out Equityholder” means any holder of Company Common Stock, Company Preferred Stock or Vested RSU Awards as of immediately prior to the Effective Time (for the avoidance of doubt, following the Company Convertible Notes Conversion and the Warrant Settlement).

“Earn Out Exchange Ratio” means the quotient of (i) ten million (10,000,000) divided by (ii) the Fully Diluted Number.

“Earn Out Period” means the period beginning on the Closing Date and ending on the date that is five (5) years after the Closing Date.

“Earn Out Pro Rata Share” means, with respect to each Earn Out Equityholder, a percentage equal to the quotient of:

(a) the sum of (i) the aggregate number of shares of Company Common Stock that are held by such Earn Out Equityholder immediately prior to the Effective Time (for the avoidance of doubt, following the Company Convertible Notes Conversion and the Warrant Settlement) plus (ii) the aggregate number of shares of Company Preferred Stock that are held by such Earn Out Equityholder immediately prior to the Effective Time plus (iii) the aggregate maximum number of shares of Company Capital Stock that would otherwise be issuable assuming full vesting and immediate settlement immediately prior to the Effective Time of all Vested RSU Awards that are held by such Earn Out Equityholder; divided by

(b) the sum of (i) the aggregate number of shares of Company Common Stock that are held by all Earn Out Equityholders immediately prior to the Effective Time (for the avoidance of doubt, following the Company Convertible Notes Conversion and the Warrant Settlement) plus (ii) the aggregate number of shares of Company Preferred Stock that are held by all Earn Out Equityholders immediately prior to the Effective Time plus (iii) the aggregate maximum number of shares of Company Capital Stock that would otherwise be issuable assuming full vesting and immediate settlement immediately prior to the Effective Time of all Vested RSU Awards that are held by all Earn Out Equityholders immediately prior to the Effective Time.

“Earn Out Shares Discount Factor” means such applicable percentage as reasonably determined by the Company as of immediately prior to the Effective Time that is equal to the then-estimated probability that ten million (10,000,000) Company Earn Out Shares will be issued to the Earn Out Equityholders pursuant to Article IV.

“Effective Time” has the meaning specified in Section 2.3(b).

“Environmental Laws” means any and all Laws relating to pollution or the protection of the environment, natural resources or human health and safety or relating to the use, generation, management, manufacture, processing, treatment, storage, transportation, remediation, cleanup, handling, disposal or Release of, or exposure to, Hazardous Materials.

“Equity Interests” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights) and any subscription, option, warrant, right or other security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” has the meaning specified in Section 5.13(a).

“ERISA Affiliate” means any entity, trade or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Events” has the meaning specified in the definition of Company Material Adverse Effect.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Excluded Financing” means any capital raising transaction in which the Company is the issuer, whether through the sale of Equity Interests of the Company or securities exercisable for or convertible or exchangeable into Equity Interests of the Company, provided that (x) the aggregate number of securities issued or issuable by the Company does not result in a change of control of the Company (i.e., issuance of securities representing more than 50% of the issued and outstanding Company Capital Stock), (y) any such capital raising transaction would not delay, impair or alter the terms of the transactions contemplated herein and (z) any such capital raise would be non-dilutive to Acquiror and its stockholders and any PIPE Investors (i.e., all dilution will be borne solely by the Company’s existing equityholders as of the date hereof).

“Excluded Shares” has the meaning specified in Section 3.1(b).

“Export Approvals” has the meaning specified in Section 5.27(a).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“FFCRA” means the Families First Coronavirus Response Act.

“Forward Purchase Agreement” means that certain Forward Purchase Agreement, dated as of January 24, 2021, by and among Acquiror, the Sponsor and GSAM, as amended by that certain First Amendment to Forward Purchase Agreement, dated as of January 31, 2021, and that certain side letter, dated as of July 18, 2021, and as further amended, restated, modified or supplemented from time to time.

“Forward Purchase Amount” has the meaning specified in the Recitals hereto.

“Forward Purchase Securities” has the meaning specified in the Recitals hereto.

“Fully Diluted Number” means the number of shares of Aggregate Fully Diluted Company Stock.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation (or equivalent) and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.  For the avoidance of doubt, the Governing Documents of the Company shall include the agreements between the Company and the holders of Preferred Stock (including, without limitation, the Amended and Restated Voting Agreement by and among the Company and certain holders of Equity Interests of the Company dated March 21, 2019).

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitration panel.

“Governmental Authorization” has the meaning specified in Section 5.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“GSAM” has the meaning specified in the Recitals hereto.

“Hazardous Material” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is defined, designated, identified or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under, or for which liability or standards of care are imposed by, any Environmental Law, including any petroleum, petroleum distillate or petroleum-derived products, radon, radioactive materials or wastes, per- and polyfluoroalkyl substances, asbestos or asbestos-containing materials, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incentive Equity Plan” has the meaning specified in Section 8.1(a).

“Incentive Plan Proposal” has the meaning specified in Section 9.2(c).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, including accrued interest and any per diem interest accruals, (e) interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally. Notwithstanding the foregoing, “Indebtedness” shall not include any accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice.

“Insider” has the meaning specified in Section 5.25(b).

“Intellectual Property” means all intellectual property and industrial property rights and proprietary rights in confidential information of every kind and description throughout the world, including U.S. and foreign (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (b) trademarks, logos, service marks, trade dress, trade names, design rights, slogans, internet domain names, and other similar designations of source or origin, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing, (c) copyrights and copyrightable subject matter, (d) rights in software and other computer programs (whether in source code, object code or other form), algorithms, models, databases, compilations and data, technology supporting the foregoing, and all other documentation, including user manuals and training materials, related to any of the foregoing, (e) trade secrets and all other confidential or proprietary information, ideas, know-how, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (f) social media addresses and accounts and usernames, account names and identifiers and (g) all applications and registrations, and any renewals, extensions and reversions, for the foregoing clauses (a) and (f).

“Interim Period” has the meaning specified in Section 7.1.

“Intervening Event” means an Event occurring after the date of this Agreement (but specifically excluding (a) any Event that relates to or is reasonably likely to give rise to or result in any Business Combination Proposal, (b) any Event described in subsections (ii), (iv), (v) or (vii) of the definition of “Company Material Adverse Effect”; provided, however, that any such Event may be taken into account in determining whether an Intervening Event has occurred to the extent

(but only to the extent) it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated Persons operating in the industries in which the Company and its Subsidiaries operate, (c) any change in the price or trading volume of Acquiror Class A Common Stock, or (d) the timing of any approval or clearance of any Governmental Authority required for the consummation of the Merger) that materially and adversely affects the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, that was not reasonably foreseeable as of the date of this Agreement and is not cured by the Company prior to a Modification in Recommendation.

“Intervening Event Notice” has the meaning specified in Section 9.2(c).

“Intervening Event Notice Period” has the meaning specified in Section 9.2(c).

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 6.6(a).

“Key Employees” means each of Lou Rassey, Patrick McCusker, John Nanry, William King and Gus Pinto.

“Knowledge” when used in this Agreement (a) with respect to the Company or any of its Subsidiaries means the actual knowledge of the individuals identified on Section 1.1 of the Company Disclosure Letter and (b) with respect to Acquiror or Merger Sub means the actual knowledge of the individuals identified on Section 1.1 of the Acquiror Disclosure Letter.

“Latham” has the meaning specified in Section 12.18(a).

“Latham Privileged Communications” has the meaning specified in Section 12.18(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 5.10.

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Licenses” means any approvals, authorizations, consents, notices, waivers, declarations, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, rights of first refusal or offer, security interests, options, leases, subleases, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Major Company Stockholder” means each of the holders of Company Capital Stock set forth on Section 9.2(d) of the Company Disclosure Letter.

“Material Contracts” has the meaning specified in Section 5.12(a).

“Merger” has the meaning specified in the Recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.1(a).

“Merger Consideration Exchange Ratio” means an amount equal to the quotient of (a) (i) the number of shares of Acquiror Class A Common Stock constituting the Aggregate Merger Consideration minus (ii) ten million (10,000,000), and minus (iii) the Additional Award Shares, divided by (b) the Fully Diluted Number.

“Merger Proposal” has the meaning specified in Section 9.2(c).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.01 per share, of Merger Sub.

“Minimum Available Acquiror Cash Amount” has the meaning specified in Section 8.2(a).

“Minimum PIPE Investment Amount” has the meaning specified in Section 6.12(d).

“Modification in Recommendation” has the meaning specified in Section 9.2(c).

“NASDAQ” has the meaning specified in Section 6.6(c).

“NASDAQ Proposal” has the meaning specified in Section 9.2(c).

“Net Merger Consideration” means a number of shares of Acquiror Class A Common Stock equal to the remainder of (a) the Aggregate Merger Consideration minus (b) 10,000,000 shares of Acquiror Class A Common Stock minus (c) the Base Award Shares minus (d) the Additional Award Shares.

“Offer Documents” has the meaning specified in Section 9.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Open Source Materials” means any software subject to an Open Source License.

“Ordinary Course Agreements” means (i) any customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes and (ii) with respect to the Company, any such agreement solely between the Company and its existing Subsidiaries and, with respect to the Acquiror, any such agreement solely between Acquiror and Merger Sub.

“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present or contemplated use of the Leased Real Property, (d) with respect to any Leased Real Property (i) the interests and rights in favor of the respective lessors with respect thereto, including any statutory landlord liens and any other Lien thereon, (ii) any Lien permitted under a Real Property Lease, and (iii) subject to clause (c) above, any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (e) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (f) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (g) ordinary course purchase money Liens and other Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money or in connection with workers’ compensation, unemployment insurance or other types of social security that do not, in the aggregate, materially impair the value or materially interfere with the businesses of the Company and its Subsidiaries, taken as a whole, (i) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (j) restrictions on transfer under applicable Securities Laws and (k) all other Liens that do not, in the aggregate, materially impair the value or materially interfere with the businesses of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” has the meaning specified in Section 5.22(a).

“PIPE Investment” means the purchase of shares of Acquiror Class A Common Stock pursuant to the Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with Closing for the shares in the PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Privacy and Cybersecurity Requirements” has the meaning specified in Section 5.22(a).

“Prospectus” has the meaning specified in Section 12.1.

“Proxy Statement” has the meaning set forth in Section 9.2(a)(i).

“Purchase Plan” has the meaning set forth in Section 8.1(a).

“Purchase Plan Proposal” has the meaning specified in Section 9.2(c).

“Real Property Leases” has the meaning specified in Section 5.20(a)(ii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 9.2(a)(i).

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of materials into or through the indoor or outdoor environment or into or out of any property, including the movement of materials through or in the air, soil, surface water, or groundwater.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, managers, members, stockholders, partners, incorporators, trustees, consultants, counsel, financial advisors, accountants, auditors or authorized representatives or agents acting on the behalf of such Person.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List, or the U.S. Department of State’s Debarred List or Nonproliferation Sanctions.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) any Person identified in any Sanctions Laws-related list of sanctioned Persons maintained by (i) the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), (ii) the United Kingdom, (iii) the United Nations Security Council, (iv) the European Union or any European Union member state, or (v) any jurisdiction in which the Company or any of its Subsidiaries conduct business, (b) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country, and (c) any Person directly or indirectly owned 50 percent or more or controlled by one or more Person described in clause (a) or (b).

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (a) the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), (b) the United

Kingdom, (c) the United Nations Security Council, (d) the European Union or any European Union member state or (e) any jurisdiction in which the Company or any of its Subsidiaries conduct business.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and any other applicable foreign or domestic securities or similar Laws.

“Sponsor” means ENNV Holdings, LLC, a Delaware limited liability company and the sponsor of Acquiror.

“Sponsor Earn Out Shares” has the meaning specified in the Sponsor Support Agreement.

“Sponsor Support Agreement” has the meaning specified in the Recitals hereto.

“Stock Price Level” means the volume-weighted average of a share of Acquiror Class A Common Stock on NASDAQ (or other exchange or other market where the Acquiror Class A Common Stock is then traded) greater than the applicable price for any twenty (20) trading days (which may or may not be consecutive) within a thirty (30) trading day period (as equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the Acquiror Class A Common Stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving Acquiror).

“Stockholder Notice” has the meaning specified in Section 9.2(d).

“Subscription Agreements” means the subscription agreements entered into on or prior to the date hereof (or pursuant to an assignment or transfer permitted pursuant to Section 8.9) pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to a Person, a corporation, company, limited liability company, partnership, joint venture, association or other entity of which (i) more than fifty percent (50%) of the voting power of the Equity Interests is owned or controlled, directly or indirectly, by such Person or (ii) such Person or another Subsidiary thereof serves as a general partner or managing member.

“Surrender Documentation” has the meaning specified in Section 3.2(b).

“Surviving Company” has the meaning specified in Section 2.1(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to

Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, escheat, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and any interest, penalty, or addition relating thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 11.1(g).

“Terminating Company Breach” has the meaning specified in Section 11.1(e).

“Top Customers” has the meaning specified in Section 5.30(a).

“Top Suppliers” has the meaning specified in Section 5.29(a).

“Trade Secrets” has the meaning specified in the definition of Intellectual Property.

“Transaction Proposals” has the meaning specified in Section 9.2(c).

“Transfer Taxes” has the meaning specified in Section 7.8(b).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Triggering Event” means a Triggering Event I or a Triggering Event II, as applicable.

“Triggering Event I” means the first date after the Closing Date, but within the Earn Out Period, on which the Stock Price Level is greater than fifteen Dollars ($15.00).

“Triggering Event II” means the first date after the Closing Date, but within the Earn Out Period, on which the Stock Price Level is greater than twenty Dollars ($20.00).

“Trust Account” has the meaning specified in Section 12.1.

“Trust Agreement” has the meaning specified in Section 6.8.

“Trustee” has the meaning specified in Section 6.8.

“Unaudited Financial Statements” has the meaning specified in Section 5.8(a).

“Vested RSU Awards” means the applicable portion of the Company Restricted Stock Unit awards that would otherwise vest upon the Closing subject to continued services of the applicable holder thereof through the Closing or that is vested but not settled as of the Closing.

“WARN” has the meaning specified in Section 5.14(j).

“Warrant Settlement” has the meaning specified in the Recitals hereto.

“Working Capital Loans” means working capital loans of up to one million five hundred thousand Dollars ($1,500,000) that can be made by Affiliates of Acquiror to Acquiror prior to the consummation of the Business Combination, which loaned amounts may be converted, at the option of the lender, into warrants identical to the Acquiror Private Warrants at a price of one dollar and fifty cents ($1.50) per warrant upon consummation of the Business Combination (such warrants, “Working Capital Warrants”).

“Working Capital Warrants” has the meaning specified in the definition of Working Capital Loans.

“Written Consent” has the meaning specified in Section 9.2(d).

Section 1.2.Construction.

(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement, (v) the words “include” and “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)Unless the context of this Agreement otherwise requires, references to any statute shall include all regulations promulgated thereunder and references to any statute or regulation shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statute or regulation.

(c)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)The term “fraud” means an actual and intentional fraud by a party to this Agreement in the making of a representation or warranty in Article IVor Article V (as applicable); provided, that such actual and intentional fraud of such party shall only be deemed to exist if such party had actual knowledge (as opposed to imputed or constructive knowledge) that such representation or warranty made by such Person in Article IV or Article V (as applicable, and in each case as qualified by the Company Disclosure Letter or the Acquiror Disclosure Letter, as applicable) was actually false when made, and such representation or warranty was made with the express intention that the other party to this Agreement act or refrain from acting in reliance thereon.

(f)The words “made available” (or any phrase of similar import) mean that the subject documents or other materials were included in and available to Acquiror and its Representatives at the “Project Wrigley” electronic data room maintained by the Company and hosted by Intralinks, Inc. at least four (4) Business Days prior to the date of this Agreement.

Article II
THE MERGER; CLOSING

Section 2.1.The Merger.

(a)Upon the terms and subject to the conditions set forth in this Agreement, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving entity in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b)Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving entity of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.

Section 2.2.Effects of the Merger. At and after the Effective Time, the Surviving Company shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all of the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest, shall become thereafter the property of the Surviving Company as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Company and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3.Closing; Effective Time.

(a)In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall occur by electronic exchange of documents at a time and date to be specified in writing by the parties to this Agreement, which shall be no later than the date which is three (3) Business Days after the first date on which all conditions set forth in Article X shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing) or such other time, date and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b)Subject to the satisfaction or waiver of all of the conditions set forth in Article X of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Merger Certificate (the “Effective Time”).

Section 2.4.Closing Deliverables.

(a)At the Closing, the Company will deliver or cause to be delivered:

(i)to Acquiror, a certificate duly executed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.2(a), Section 10.2(b) and Section 10.2(d) have been fulfilled;

(ii)to Acquiror, evidence that all Affiliate Agreements (other than those set forth on Section 7.4 of the Company Disclosure Letter) have been terminated or settled at or prior to the Closing without further liability to Acquiror, the Company, the Surviving Company or any of the Company’s Subsidiaries; and

(iii)to Acquiror, a certificate duly executed on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service (which shall be mailed by Acquiror to the IRS following the Closing) prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b)At the Closing, Acquiror will deliver or cause to be delivered:

(i)to the Exchange Agent, the Net Merger Consideration for further distribution to the Company’s stockholders pursuant to Section 3.2;

(ii)to the Company, a certificate duly executed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.3(a) and Section 10.3(b) have been fulfilled; and

(iii)to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 8.6), effective as of the Effective Time.

(c)On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued and unpaid transaction expenses of Acquiror and its Affiliates relating to a Business Combination (to the extent then owed by Acquiror) as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date (the “Acquiror Transaction Expenses”) and (ii) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any unpaid Company Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Surviving Company for further payment to such employee, independent contractor, officer or director through the Surviving Company’s payroll.

Section 2.5.Governing Documents.

(a)The certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter amended as provided therein and under the DGCL.

(b)At the Effective Time, Acquiror’s amended and restated certificate of incorporation and bylaws shall be amended and restated substantially to the forms attached hereto as Exhibit A and Exhibit B (with such changes as may be agreed in writing by Acquiror and the Company), respectively, and such shall be the certificate of incorporation and bylaws of Acquiror until thereafter amended as provided therein and under the DGCL.

Section 2.6.Directors and Officers.

(a)The (i) officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Company from and after the Effective Time, and (ii) the directors of the Company as of immediately prior to the Effective Time shall be the directors of the Surviving Company from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Company and the DGCL.

(b)The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 8.6 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror and the DGCL.

Section 2.7.Tax Free Reorganization Matters. Each of the parties intends that, for United States federal income tax purposes, (a) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and (b) this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

Article III
EFFECTS OF THE MERGER ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS

Section 3.1.Conversion of Securities.

(a)Immediately prior to the Effective Time, the Company shall cause the outstanding principal together with all accrued and unpaid interest due on the Company Convertible Notes immediately prior to the Effective Time to be automatically converted into a number of shares of Company Common Stock as set forth in Section 4(a)(2) of the Company Convertible Note Purchase Agreement (the “Company Convertible Notes Conversion”). All of the Company Convertible Notes converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist and each holder of Company Convertible Notes shall thereafter cease to have any rights with respect to such securities.

(b)At the Effective Time (and, for the avoidance of doubt, following the Company Convertible Notes Conversion and the Warrant Settlement), by virtue of the Merger and without any action on the part of any holder of Company Capital Stock, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than (x) any Company Common Stock subject to Company Awards (which shall be subject to Section 3.3), (y) any shares of Company Capital Stock held in the treasury of the Company, which shares shall be canceled as part of the Merger and shall not constitute “Company Capital Stock” hereunder, and (z) any shares of Company Capital Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL (collectively, “Excluded Shares”)), shall be canceled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(d) and a number of Company Earn Out Shares (in accordance with such stockholder’s Earn Out Pro Rata Share) in accordance with Article IV.

(c)At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock that is issued and outstanding immediately prior to the Effective Time, shall be converted into a share of common stock of the Surviving Company.

(d)Each holder of Company Capital Stock as of immediately prior to the Effective Time (other than Excluded Shares) shall be entitled to receive at the Effective Time the applicable portion of the Aggregate Merger Consideration equal to (i) the Merger Consideration Exchange Ratio, multiplied by (ii) the number of shares of Company Capital Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock or cash in lieu thereof shall be issued in the Merger.

(e)In no event shall the number of shares of Acquiror Class A Common Stock issued as Aggregate Merger Consideration (including, for the avoidance of doubt, the Company Earn Out Shares) pursuant to this Section 3.1, Section 3.3 and Article IV exceed one hundred million (100,000,000) shares of Acquiror Class A Common Stock in the aggregate (which shall be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the Acquiror Class A Common Stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving Acquiror).

Section 3.2.Exchange Procedures.

(a)Prior to the Closing, Acquiror shall appoint an exchange agent approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed) (the “Exchange Agent”) to act as the agent for the purpose of paying the Net Merger Consideration to the Company’s stockholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock equal to the Net Merger Consideration.

(b)Reasonably promptly after the Effective Time (and in any event within two (2) Business Days thereafter), Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of Company Capital Stock as of immediately prior to the Effective Time, whose Company Capital Stock was converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(d), (i) a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 3.2(e)) and transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”) and (ii) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates (together with any bond) as provided in Section 3.2(e)) to the Exchange Agent (the “Surrender Documentation”); provided, however, that the Exchange Agent shall not be required to deliver the Surrender Documentation to any holder of Company Capital Stock that has delivered its Surrender Documentation with respect to such holder’s Certificates to the Exchange Agent at least two (2) Business Days prior to the Closing Date.

(c)Each holder of Company Capital Stock that has been converted into the right to receive a portion of the Aggregate Merger Consideration pursuant to Section 3.1(a) shall be entitled to receive such portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(d), upon receipt of such holder’s Certificates, together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate (together with any bond) as provided in Section 3.2(e)) to the Exchange Agent in accordance with the Surrender Documentation, the Exchange Agent will deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(d), in each case, in accordance with this Section 3.2(c); provided, however, that if the holder of such Certificate delivers to the Exchange Agent the Surrender Documentation with respect to such holder’s Certificates at least two (2) Business Days prior to the Closing Date, the Exchange Agent shall deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(d) covered by such Surrender Documentation on the Closing Date or as promptly as practicable thereafter. The Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate shall represent after the Effective Time for all purposes only the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(d) attributable to such Certificate. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Company Capital Stock that is not registered in the transfer records of the Company, the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(d) to be delivered upon due surrender of the Certificate may be issued to such transferee solely if the Certificate formerly representing such shares of Company Capital Stock is presented to the Exchange Agent, accompanied by all documents reasonably acceptable to the Exchange Agent required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(d)Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of Company Capital Stock as of immediately prior to the Effective Time that has not exchanged such Company Capital Stock for the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(d), in each case, in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such Company Capital Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(d) without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such Equity Interests shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(e)In the event any Certificate shall have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and (ii) if required by Acquiror, the posting by such Person of a bond in customary amount and upon such terms as may be required by Acquiror as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent will issue the portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(d) attributable to such Certificate (after giving effect to any required Tax withholdings as provided in Section 3.4).

(f)At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Capital Stock that were outstanding immediately prior to the Effective Time.

Section 3.3.Treatment of Company Awards.

(a)As of the Effective Time, each Company Option that is then outstanding shall be converted into an option relating to shares of Acquiror Class A Common Stock upon substantially the same terms and conditions (but taking into account any changes thereto provided for in the Company Incentive Plan, in any award agreement or in such Company Option by reason of this Agreement or the transactions contemplated hereby) as are in effect with respect to such Company Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”), except that (i) such Acquiror Option shall represent the right to purchase that whole number of shares of Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option, multiplied by (B) the Company Award Exchange Ratio, (ii) the exercise price per share for each such Acquiror Option shall be equal to the quotient of (A) the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by (B) the Company Award Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent). The conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code. As of the Effective Time, all Company Options shall no longer by outstanding and each holder of an Acquiror Option will cease to have any rights with respect to such Company Options except as set forth herein.

(b)As of the Effective Time, each Company Restricted Stock Award that is then outstanding shall be converted into a restricted stock award relating to shares of Acquiror Class A Common Stock upon substantially the same terms and conditions (but taking into account any changes thereto provided for in the Company Incentive Plan, in any award agreement or in such Company Restricted Stock Award by reason of this Agreement or the transactions contemplated hereby) as are in effect with respect to such Company Restricted Stock Award immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Restricted Stock Award”), except that such Acquiror Restricted Stock Award shall represent that whole number of shares of Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Company Common Stock subject to such Company Restricted Stock Award, multiplied by (B) the Company Award Exchange Ratio. As of the Effective Time, all Company Restricted Stock Awards shall no longer by outstanding and each holder of an Acquiror Restricted Stock Award will cease to have any rights with respect to such Company Restricted Stock Awards except as set forth herein.

(c)Each Vested RSU Award shall automatically accelerate vesting and become fully vested as of immediately prior to the Effective Time and shall be canceled and converted as of the Effective Time into (i) the right to receive an issuance of a number of shares of Acquiror Class A Common Stock equal to the product of (1) the number of such Company Restricted Stock Units, multiplied by (2) the Merger Consideration Exchange Ratio, with any fractional shares rounded down to the nearest whole share, and (ii) the right to receive a number of Company Earn Out Shares in accordance with Article IV. Such shares of Acquiror Class A Common Stock (other than any Company Earn Out Shares which are to be issued in accordance with Article IV) shall be issued to the holder of the Vested RSU Award in settlement thereof as soon as administratively practicable following the Closing, but no later than March 15th of the applicable calendar year that first commences following the Closing.

(d)As of the Effective Time, each Company Restricted Stock Unit award that is outstanding and unvested immediately prior to the Effective Time and which is not a Vested RSU Award shall be converted into an award of restricted stock units relating to shares of Acquiror Class A Common Stock (each, an “Acquiror Restricted Stock Unit Award”) with substantially the same terms and conditions (but taking into account any changes thereto provided for in the Company Incentive Plan, in any award agreement or in such Company Restricted Stock Unit award by reason of this Agreement or the transactions contemplated hereby) as were applicable to such Company Restricted Stock Unit award immediately prior to the Effective Time, including with respect to vesting and termination-related provisions with such adjustments to any performance-vesting metrics as deemed necessary and appropriate by the Company (and reasonably acceptable to Acquiror), except that such Acquiror Restricted Stock Unit Award shall represent a right to receive a number of shares of Acquiror Class A Common Stock equal to the product of (A) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit award immediately prior to the Effective Time, multiplied by (B) the Company Award Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(e)The Company shall take all necessary actions to effect the treatment of Company Awards pursuant to Section 3.3(a) and Section 3.3(d), respectively, in accordance with the Company Incentive Plan and the applicable award agreements. The Board of Directors of the Company shall amend the Company Incentive Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company Awards will be granted under the Company Incentive Plan or in respect of any equity reserve provided thereunder.

Section 3.4.Withholding. Notwithstanding any other provision of this Agreement, Acquiror, Merger Sub, the Company, the Surviving Company and the Exchange Agent and their respective agents, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, Merger Sub, the Company, the Surviving Company or the Exchange Agent or their agent, respectively); provided, that Acquiror, Merger Sub, the Company, the Surviving Company and the Exchange Agent or their agent shall use commercially reasonable efforts to provide the Person in respect of whom such withholding or deduction is expected to be made with at least three (3) days prior written notice of any amounts that it intends to withhold in connection with the payment of the Aggregate Merger Consideration and will reasonably cooperate with such Person to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5.Appraisal Rights.

(a)Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(d) or Company Earn Out Shares in accordance with Article IV related to such shares of Company Capital Stock unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights to appraisal of such shares of Company Capital Stock under Section 262 of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.1(d) and Company Earn Out Shares (in accordance with his, her or its Earn Out Pro Rata Share), if any, in accordance with Article IV related to such shares of Company Capital Stock, without any interest thereon.

(b)Prior to the Closing, the Company shall give Acquiror (i) prompt notice of any demands for appraisal rights received by the Company in writing and any withdrawals of such demands made in writing, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Acquiror, make any payment with respect to any demands for appraisal rights or offer to settle or settle any such demands.

Article IV
EARN OUT

Section 4.1.Conversion of Securities.

(a)Following the Closing, and as additional consideration for the Company Capital Stock, promptly (but in any event within ten (10) Business Days) after the occurrence of a Triggering Event, Acquiror shall issue or cause to be issued to the Earn Out Equityholders (in accordance with their respective Earn Out Pro Rata Shares) the following shares of Acquiror Class A Common Stock, as applicable (which shall be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the Acquiror Class A Common Stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving Acquiror) (as so adjusted, the “Company Earn Out Shares”), upon the terms and subject to the conditions set forth in this Agreement and the other agreements contemplated hereby:

(i)upon the occurrence of Triggering Event I, a one-time aggregate issuance of a number of Company Earn Out Shares equal to five million (5,000,000); and

(ii)upon the occurrence of Triggering Event II, a one-time aggregate issuance of a number of Company Earn Out Shares equal to five million (5,000,000).

(b)For the avoidance of doubt, the Earn Out Equityholders shall be entitled to receive Company Earn Out Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Earn Out Equityholders be entitled to receive more than ten million (10,000,000) Company Earn Out Shares in the aggregate (which shall be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the Acquiror Class A Common Stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving Acquiror); provided, further, that Triggering Event I and Triggering Event II may be achieved at the same time or over the same overlapping trading days.

(c)At all times during the Earn Out Period, Acquiror shall keep available for issuance a sufficient number of shares of unissued Acquiror Class A Common Stock to permit Acquiror to satisfy its issuance obligations set forth in this Article IV and shall take all actions required to increase the authorized number of Acquiror Class A Common Stock if at any time there shall be insufficient unissued Acquiror Class A Common Stock to permit such reservation.

(d)Acquiror shall take such actions as are reasonably requested by Earn Out Equityholders to evidence the issuances pursuant to this Article IV, including through the provision of an updated stock ledger showing such issuances (as certified by an officer of Acquiror responsible for maintaining such ledger to the applicable registrar or transfer agent of Acquiror).

(e)Notwithstanding anything to the contrary contained herein, no fraction of a Company Earn Out Share will be issued by virtue of the Triggering Event, and each Person who would otherwise be entitled to a fraction of a Company Earn Out Share (after aggregating all fractional Company Earn Out Shares that otherwise would be received by such holder) shall instead have the number of Company Earn Out Shares issued to such Person rounded down to the nearest whole Company Earn Out Share.

Section 4.2.Acceleration Event. If, during the Earn Out Period, there is an Acquiror Sale that will result in the holders of Acquiror Class A Common Stock receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such Acquiror Class A Common Stock, as determined in good faith by the Board of Directors of Acquiror) equal to or in excess of the applicable Stock Price Level required in connection with any Triggering Event (an “Acceleration Event”), then immediately prior to the consummation of such Acquiror Sale (a) any such Triggering Event that has not previously occurred shall be deemed to have occurred and (b) Acquiror shall issue the applicable Company Earn Out Shares to the Earn Out Equityholders (in accordance with their respective Earn Out Pro Rata Share), and the Earn Out Equityholders shall be eligible to participate in such Acquiror Sale. If, during the Earn Out Period, there is an Acquiror Sale that will result in the holders of Acquiror Class A Common Stock receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such Acquiror Class A Common Stock, as determined in good faith by the Board of Directors of Acquiror) that is less than the applicable Stock Price Level required in connection with any Triggering Event that has not previously occurred, then this Article IVshall terminate and no Company Earn Out Shares shall be issuable hereunder with respect to such Triggering Event(s) in connection with or following completion of the Acquiror Sale. For the avoidance of doubt, in the event of an Acquiror Sale, including where the consideration payable is other than a specified price per share, for purposes of determining whether the applicable Stock Price Level has been achieved in accordance with this Section 4.2, the price paid per share of Acquiror Class A Common Stock will be calculated on a basis that takes into account the number of Sponsor Earn Out Shares that will vest and the number of Company Earn Out Shares that will vest (i.e., the ultimate price per share payable to all holders of Common Stock will be the same price per share used to calculate the number of Sponsor Earn Out Shares and Company Earn Out Shares that vest).

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article V), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 5.1.Company Organization. The Company has been duly incorporated and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is in compliance in all material respects with the provisions of the Company’s Governing Documents. The Company is duly qualified and licensed to do business in each jurisdiction in which it is conducting its business, or in which the operation, ownership or leasing of its properties makes such qualification or license, as applicable, necessary, other than in such jurisdictions where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 5.2.Subsidiaries.

(a)A true, correct and complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 5.2 of the Company Disclosure Letter. Except as set forth on Section 5.2 of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the outstanding Equity Interests of the Company’s Subsidiaries, free and clear of all Liens (other than Permitted Liens). Except for the Company’s Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any Contracts to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any Contract or other written, oral or other option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other Person.

(b)The Subsidiaries of the Company have been duly formed or organized and are validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is in compliance in all material respects with the provisions of such Subsidiary’s Governing Documents. Each Subsidiary of the Company is duly qualified or licensed in each jurisdiction in which it is conducting its business, or in which the operation, ownership or leasing of its properties makes such qualification or license, as applicable, necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 5.3.Due Authorization.

(a)The Company has all requisite corporate power and authority (i) to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby, and (ii) subject to the Company Stockholder Approvals and the approvals described in Section 5.5, to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder (including the Merger). The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby, including the Merger, have been duly and validly authorized and approved by the Board of Directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby (other than the Company Stockholder Approvals). This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company, and this Agreement constitutes, and on or prior to the Closing, each of the other documents to which the Company is a party contemplated hereby will constitute, in each case assuming the due authorization, execution and delivery by the other parties hereto and thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that the Merger is fair to and in the best interests of the Company and its stockholders and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Merger) and declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and (iii) recommending the approval and adoption of this Agreement and the documents contemplated hereby, and the transactions contemplated hereby and thereby, including the Merger, by the stockholders of the Company. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger.

Section 5.4.No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.5 and except as set forth on Section 5.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company or any of its Subsidiaries, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of its Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Material Contract to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Material Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that any such violations, conflicts, breaches, defaults or other occurrences would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, or have a Company Material Adverse Effect.

Section 5.5.Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the documents to which the Company is a party contemplated hereby or the consummation of the transactions contemplated hereby and thereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or have a material adverse effect on the ability of the Company to perform any obligation of the Company under this Agreement or the documents to which the Company is a party contemplated hereby or the consummation of the transactions contemplated hereby and thereby and (c) the filing of the Merger Certificate in accordance with the DGCL.

Section 5.6.Capitalization of the Company.

(a)As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 31,000,000 shares of Company Common Stock, of which 7,962,604 are issued and outstanding, (ii) 400,000 shares of Company Series Seed Preferred Stock, all of which are issued and outstanding and are convertible into Company Common Stock on a one-to-one basis, (iii) 515,779 shares of Company Series Seed-1 Preferred Stock, all of which are issued and outstanding and are convertible into Company Common Stock on a one-to-one basis, (iv) 5,706,349 shares of Company Series A‑1 Preferred Stock, all of which are issued and outstanding and are convertible into Company Common Stock on a one-to-one basis, (v) 2,574,478 shares of Company Series A‑2 Preferred Stock, all of which are issued and outstanding and are convertible into Company Common Stock on a one-to-one basis, (vi) 2,713,324 shares of Company Series A‑3 Preferred Stock, of which 2,621,569 are issued and outstanding and are convertible into Company Common Stock on a one-to-one basis, and (vii) 5,131,673 shares of Company Series B Preferred Stock, of which 4,205,059 are issued and outstanding and are convertible into Company Common Stock on a one-to-one basis. The foregoing represents all of the issued and outstanding shares of capital stock of the Company as of the date of this Agreement. All of the issued and outstanding shares of capital stock of the Company (w) have been duly authorized and validly issued and are fully paid and non-assessable, (x) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and all requirements set forth in (A) the Governing Documents of the Company and (B) any other applicable Contracts governing the issuance of such Equity Interests, (y) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound and (z) are free and clear of any Liens (other than Permitted Liens).

(b)As of the date of this Agreement, Company Options to purchase 3,095,368 shares of Company Common Stock are outstanding, Company Restricted Stock Awards representing 316,272 unvested shares of Company Common Stock are outstanding, and Company Restricted Stock Unit awards representing a right to receive 1,850,285 shares of Company Common Stock are outstanding. The Company has provided Acquiror (i) true, correct and complete copies of all outstanding Company Awards and (ii) true and correct details regarding such Company Awards, including, for each Company Award, to the extent applicable: (i) the holder’s name; (ii) the grant date; (iii) the type of Company Award and the number of shares of Company Common Stock subject to such Company Award (including at the time of original grant and currently outstanding as of the date of this Agreement, the amount unvested, and the amount vested); (iv) the vesting schedule; (v) if applicable, the exercise price; and (vi) whether any Company Option has been exercised prior to vesting pursuant to an “early-exercise feature.” To the Company’s Knowledge, valid elections under Section 83(b) of the Code have been timely made with respect to any shares of Company Common Stock issued in respect of any Company Option that has been exercised prior to vesting pursuant to an “early-exercise feature” and any Company Restricted Stock Award. Each Company Award was validly issued and properly approved by the Board of Directors of the Company (or appropriate committee thereof). All Company Awards have been granted in accordance with the terms of the Company Incentive Plan. Each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying shares of Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to otherwise be exempt under Section 409A of the Code. The Company has made available to Acquiror true, correct and complete copies of (A) the Company Incentive Plan, (B) the forms of standard award agreement under the Company Incentive Plan and (C) copies of any award agreements that materially deviate from such forms. The treatment of Company Awards under this Agreement does not violate the terms of the Company Incentive Plan or any Contract governing the terms of such awards.

(c)As of the date of this Agreement, Company Warrants to purchase 1,001,231 shares of Company Common Stock and 32,405 Company Series A-3 Preferred Stock are outstanding. A true, correct and complete copy of each Company Warrant has been made available to Acquiror. Except for the Company Awards, the Company Warrants and the Company Convertible Notes, the Company has not granted any Equity Interests of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional Equity Interests, the sale of Equity Interests, or for the repurchase or redemption of Equity Interests of the Company or the value of which is determined by reference to Equity Interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Equity Interests of the Company.

(d)Section 5.6(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to the Company Convertible Notes: (i) the name of each holder of any of the Company Convertible Notes; (ii) the aggregate amount of principal and interest outstanding under each of the Company Convertible Notes as of the date of this Agreement; (iii) the interest rate applicable to each of the Company Convertible Notes; and (iv) the maturity date of each of the Company Convertible Notes. The Company has made available to Acquiror true, correct and complete copies of the Company Convertible Notes. All shares of Company Common Stock subject to issuance pursuant to the Company Convertible Notes, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable.

Section 5.7.Capitalization of Subsidiaries.

(a)The outstanding shares of Equity Interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are, to the extent applicable, fully paid and non-assessable, (ii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such Equity Interests, (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound and (iv) except as set forth on Section 5.7 of the Company Disclosure Letter, are free and clear of any Liens (other than Permitted Liens).

(b)There are no outstanding Equity Interests of any of the Company’s Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional Equity Interests, the sale of Equity Interests, or for the repurchase or redemption of Equity Interests of such Subsidiaries or the value of which is determined by reference to Equity Interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Interests.

Section 5.8.Financial Statements.

(a)The Company has made available to Acquiror true, correct and complete copies of (a) the audited consolidated balance sheet and statements of net loss, comprehensive loss, temporary equity and stockholders’ deficit, and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019 (the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheet and statements of net loss, comprehensive loss, temporary equity and stockholders’ deficit, and cash flows of the Company and its Subsidiaries for the three (3) months ended March 31, 2021 (the “Unaudited Financial Statements”).

(b)The Company Financial Statements and, when delivered pursuant to Section 7.3 (if applicable), the Additional Required Financial Statements, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity (with respect to the Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Unaudited Financial Statements and any unaudited Additional Required Financial Statements, to normal year-end adjustments that are not material in amount or kind and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Unaudited Financial Statements and any unaudited Additional Required Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance with, in all material respects, the books and records of the Company and its consolidated Subsidiaries, (iv) in the case of any audited financial statements, were audited in accordance with the standards of the Public Company Accounting Oversight Board and contain an unqualified report of the Company’s auditor and (v) when delivered after the date hereof by the Company for inclusion in the Registration Statement and the Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant in effect as of the respective dates thereof.

(c)The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances: (i) that transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries and (iv) that accounts, notes and other receivables and inventory are recorded accurately.

(d)Except as set forth in Section 5.8(d) of the Company Disclosure Letter, the Company has not identified or been made aware of, and has not received from any independent auditor of the Company any written notification of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.

(e)Except as set forth on Section 5.8(e) of the Company Disclosure Letter, there are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

Section 5.9.No Undisclosed Liabilities. Except as set forth on Section 5.9 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts (including Indebtedness), obligations, claims or judgments (a) reflected or reserved for on the Company Financial Statements or expressly disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Company Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, (c) that have arisen in connection with the authorization, negotiation, execution or performance of this Agreement or the transactions contemplated hereby, and will be disclosed or otherwise taken into account in the Company Transaction Expenses or (d) which would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 5.10.Litigation and Proceedings. Except as set forth on Section 5.10 of the Company Disclosure Letter, (a) there are no pending or, to the Knowledge of the Company, threatened Actions, or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets or, to the Knowledge of the Company, any of the directors, managers or officers of the Company or any of its Subsidiaries with regard to their actions as such, (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Authority pursuant to a Material Contract, there is no pending or, to the Knowledge of the Company, threatened audit, examination or investigation by any Governmental Authority against the Company or any of the Company’s Subsidiaries or any of their respective properties or assets, or, to the Knowledge of the Company, any of the directors, managers or officers of the Company or any of its Subsidiaries with regard to their actions as such, (c) there is no pending or threatened Legal Proceeding by the Company or any of the Company’s Subsidiaries against any third party and (d) there is no outstanding Governmental Order imposed or, to the Knowledge of the Company, threatened in writing to be imposed upon the Company or any of the Company’s Subsidiaries nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case of clauses (a)-(d), as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 5.11.Legal Compliance.

(a)Each of the Company and its Subsidiaries is, and for the prior three (3) years has been, in compliance with all applicable Laws in all material respects.

(b)The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to ensure compliance with applicable Laws.

(c)For the past three (3) years, neither the Company nor any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 5.12.Contracts; No Defaults.

(a)Section 5.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in the following clauses (i) through (xiv) to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they or their assets or properties are bound, other than a Company Benefit Plan (such Contracts as are required to be set forth on Section 5.12(a) of the Company Disclosure Letter, the “Material Contracts”):

(i)other than as would be responsive to Section 5.12(a)(ix) and purchase orders, invoices or statements of work entered into in the ordinary course of business consistent with past practice, any Contract or purchase commitment reasonably expected to result in a future payment or payments to or by the Company or any of its Subsidiaries in excess of two hundred and fifty thousand Dollars ($250,000) in any twelve (12) month period;

(ii)any Contract with any of the Top Customers (other than purchase orders, invoices or statements of work entered into in the ordinary course of business consistent with past practice);

(iii)any Contract with any of the Top Suppliers (other than purchase orders, invoices or statements of work entered into in the ordinary course of business consistent with past practice);

(iv)any note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of five hundred thousand Dollars ($500,000);

(v)any Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last five (5) years, in each case, involving payments in excess of five hundred thousand Dollars ($500,000) other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(vi)any lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of two hundred and fifty thousand Dollars ($250,000) in any calendar year;

(vii)any Contract involving the formation of a joint venture, partnership, or limited liability company (excluding in the case of a partnership or limited liability company, any wholly owned Subsidiary of the Company);

(viii)any Contract (other than employment agreements or offer letters, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers, directors, members, partners and managers (or equivalents) of the Company or any of the Company’s Subsidiaries or Affiliates, the members or equityholders of the Company or any of the Company’s Subsidiaries or Affiliates, any employee of the Company or any of the Company’s Subsidiaries or Affiliates, or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(ix)any Contract with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(x)any Contract with any employee of the Company or any of its Subsidiaries that provides for annual base salary in excess of two hundred thousand Dollars ($200,000);

(xi)any Contract with any independent contractor or consultant who currently provides services to the Company or any of its Subsidiaries with a consulting fee greater than one hundred thousand Dollars ($100,000) per year;

(xii)any Contract, other than non-disclosure agreements, containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(xiii)any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on the one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xiv)any Contract (including license agreements, coexistence agreements, settlement agreements, and agreements with applicable covenants not to sue)

pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third Person any material rights to use or register or otherwise practice or exploit, or any covenant not to sue for infringement or misappropriation of, any Company Owned IP (except for (i) Contracts granting nonexclusive rights to Company Owned IP that are substantially similar in all material respects to the Company’s standard customer agreement, (ii) non-disclosure agreements entered into the ordinary course of business consistent with past practice, (iii) non-exclusive licenses granted to Company Service Providers for the sole purpose of providing services to the Company, (iv) non-exclusive rights to feedback granted by the Company in the ordinary course of business consistent with past practice, and (v) non-exclusive trademark licenses that are incidental to such Contract) or (B) is granted by a third Person any material rights to use or otherwise practice or exploit, or any covenant not to sue for infringement or misappropriation of, any Intellectual Property (other than (i) Contracts granting nonexclusive rights to use commercially available off-the-shelf software having a replacement cost or annual license fee of less than twenty-five thousand Dollars ($25,000) for all such related Contracts, (ii) Open Source Licenses, (iii) agreements between the Company and Company Service Providers for the assignment or license of Intellectual Property rights entered into on the Company’s standard form agreement regarding inventions, confidentiality and other matters (or a substantially similar form), (iv) non-disclosure agreements entered into the ordinary course of business consistent with past practice, (v) non-exclusive licenses granted by customers in the ordinary course of business consistent with past practice, (vi) non-exclusive rights to feedback granted by third parties in the ordinary course of business consistent with past practice, and (vii) non-exclusive trademark licenses that are incidental to such Contract);

(xv)any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of one million two hundred and fifty thousand Dollars ($1,250,000) in any calendar year;

(xvi)any Contract granting to any Person (other than the Company or its wholly owned Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire Equity Interests in the Company or any of the Company’s Subsidiaries; and

(xvii)any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xvi) of this Section 5.12(a).

(b)True, correct and complete copies of the Contracts listed on Section 5.12(a) of the Company Disclosure Letter have previously been made available to Acquiror or its Representatives, together with all amendments thereto. Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Material Contracts are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Material Contracts, and neither the Company, the Company’s Subsidiaries, nor, to the Knowledge of the Company, any other party thereto is in breach of or default under any such Material Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral claim or written or, to the Knowledge of the Company, oral notice of termination or breach of or default under any such Material Contract (which claim or notice has not been rescinded), and (z) to the Knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Material Contract by the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 5.13.Company Benefit Plans.

(a)Section 5.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of each material Company Benefit Plan (other than (1) “at-will” offer letters and employment agreements that are substantially in the form of an offer letter or employment agreement (as applicable) provided to Acquiror and that do not contain severance, change of control and/or prior notice provisions that may be applicable on termination of employment and/or (2) individual consulting agreements that can be terminated on thirty (30) days’ notice or less and without any termination fee). For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any other plan, policy, program or agreement (including any employment, individual consulting, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, retention, retirement, supplemental retirement, welfare benefit, fringe benefit, severance or other post-termination, vacation or other leave, change in control or similar plan, policy, program, agreement or arrangement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee of the Company or any of the Company’s Subsidiaries, which are maintained, sponsored or contributed to (or required to be contributed to) by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained solely by any Governmental Authority. With respect to each Company Benefit Plan listed on Section 5.13(a) of the Company Disclosure Letter, the Company has made available to Acquiror, to the extent applicable, true, correct and complete copies of (i) the plan document (or, if not written, a written summary of its material terms) and any amendments thereto; (ii) any trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (iii) the most recent summary plan description and all summaries of material modifications thereto, (iv) the three (3) most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (v) actuarial reports for the three (3) most recently completed plan years, (vi) the most recent determination, advisory or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (vii) nondiscrimination coverage and other annual testing results for the three

(3) most recently completed plan years and (viii) any material non-routine correspondence to or from any Governmental Authority from inception.

(b)Except as set forth on Section 5.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code, (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and, if not yet due, all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company Financial Statements to the extent required by GAAP and (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a currently effective favorable determination letter from the IRS as to its qualification or may rely upon a favorable advisory or opinion letter for a prototype plan and, to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to (A) adversely affect the qualified status of any such Company Benefit Plan or (B) result in a penalty or other liability to the Company or any of its Subsidiaries if discovered during an IRS audit or investigation.

(c)No Company Benefit Plan is, and none of the Company, any of its Subsidiaries, or any ERISA Affiliate has ever sponsored, maintained, administered or contributed to, or had any actual or contingent liability with respect to, a plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 or 430 of the Code (including a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA)). No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries has any actual or contingent liability with respect to, a multiemployer plan (within the meaning of Section 3(37) of ERISA or Section 413(c) of the Code) or a multiple employer welfare arrangement (within the meaning of Section 3(40)(A) of ERISA).

(d)With respect to each Company Benefit Plan, no material Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened by, on behalf of, against or otherwise involving any such Company Benefit Plan or any trusts relating thereto.

(e)Other than coverage mandated by applicable Law, no Company Benefit Plan provides post-termination or retiree health or welfare benefits to any individual for any reason, and neither the Company nor any of its Subsidiaries has any actual or contingent liability to provide post-termination or retiree health or welfare benefits to any individual or has ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits. Neither the Company nor any of its Subsidiaries has any liability on account of any violation of COBRA.

(f)Each Company Benefit Plan that is subject to Section 409A of the Code has been administered, operated and maintained in all respects according to the requirements of Section 409A of the Code and all applicable guidance thereunder. No Person is entitled to receive any additional payments (including any “gross up” or similar payment) from the Company or any of its Subsidiaries as a result of the imposition of any Tax, including under Section 409A of the Code.

(g)No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred that involves any Company Benefit Plan that could result in any liability to the Company, any of its Subsidiaries, or any employee thereof. No fiduciary providing services to any of the Company or any of its Subsidiaries as an employee, director or service provider (within the meaning of Section 3(21) of ERISA) of any Company Benefit Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a breach of fiduciary duty. The Company and its Subsidiaries have not, nor to the Knowledge of the Company, has any other Person, engaged in any transaction with respect to any Company Benefit Plan that could reasonably be expected to subject the Company, any of its Subsidiaries, or any employee thereof to any Tax, penalty (civil or otherwise) or other liability under ERISA, the Code or other applicable Law. The Company and its Subsidiaries do not have any liability under Chapter 43 of the Code, and nothing has occurred that could reasonably be expected to subject the Company or any of its Subsidiaries to any such liability.

(h)Except as set forth on Section 5.13(h) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance payment, any cancellation of indebtedness, or any other compensation or benefits, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits (including Company Awards) due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, (iii) result in any increase in benefits payable under any Company Benefit Plan or (iv) result in any loan forgiveness with respect to any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Section 4999 of the Code.

(i)No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Section 4999 of the Code.

(j)No Company Benefit Plan provides compensation or benefits to any employee or service provider of the Company or its Subsidiaries who resides or performs services primarily outside of the United States.

Section 5.14.Labor Relations; Employees.

(a)Section 5.14(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each current officer, director, employee and other service provider of the

Company or its Subsidiaries as of the date of this Agreement, and includes with respect to each such person the following information, as applicable: (i) name, (ii) title or position, (iii) hire date or service inception date, (iv) classification as exempt or non-exempt for wage payment purposes, (v) classification by the Company as an employee, independent contractor, consultant, or director, (vi) current annual base salary or hourly wage rate, as applicable, (vii) any other compensation for which the officer, director, employee or service provider is eligible (including bonus payments, deferred compensation, commission arrangements or other compensation), (viii) bonuses and commissions paid (or if not yet paid, earned) for fiscal year 2020, (ix) employing entity, (x) work location (city, state), (xi) leave status (including the date leave began and anticipated return to work date), and (xii) visa status, if applicable.

(b)(i) Neither the Company nor any of its Subsidiaries is or has ever been a party to or bound by any collective bargaining agreement or other labor-related agreement or arrangement with any labor union or other employee representative body, (ii) no such collective bargaining agreement or other labor-related agreement or arrangement is being negotiated by the Company or any of the Company’s Subsidiaries, (iii) no employees of the Company or any of its Subsidiaries are or have ever been represented by any labor union or other employee representative body with respect to their employment with the Company or its Subsidiaries and (iv) no labor union or any other employee representative body, to the Knowledge of the Company, is requesting or has ever requested or sought to represent any of the employees of the Company or its Subsidiaries with respect to their employment with the Company or its Subsidiaries. In the past three (3) years, there has been no actual or, to the Knowledge of the Company, threatened unfair labor practice charge, material arbitration, strike, slowdown, work stoppage, lockout, or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(c)Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance in all material respects with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, occupational, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, work authorization, employment discrimination, disability rights or benefits, equal opportunity, equal pay, plant closures and layoffs, affirmative action, reasonable accommodations, workers’ compensation, labor relations, employee leave issues (including the Families First Coronavirus Response Act) and unemployment insurance.

(d)The Company and its Subsidiaries are not delinquent in any material payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(e)In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement, (iii) notice of any charge or complaint with respect to them before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) written notice (including notice via electronic means) of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration or occupational safety and health Laws to conduct an investigation with respect to them or written notice (including notice via electronic means) that such investigation is in progress or (v) written notice (including notice via electronic means) of any Action in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and with respect to each of (i) through (v) herein, no such matters are pending or, to the Knowledge of the Company, threatened.

(f)No Key Employee or other employee of the Company or any of the Company’s Subsidiaries at the level of Vice President (or the equivalent) or above (i) has given notice to the Company or its Subsidiaries of an intention to terminate his or her employment, or (ii) to the Knowledge of the Company, intends to terminate his or her employment.

(g)The Company and its Subsidiaries are not and have not been (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.

(h)To the Knowledge of the Company, no current or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries is in violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries or (B) the knowledge or use of Trade Secrets or proprietary information.

(i)Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries. To the Knowledge of the Company, in the last three (3) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (x) any officer of the Company or any of the Company’s Subsidiaries or (y) any employee of the Company or any of the Company’s Subsidiaries.

(j)In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act of 1988 or any similar state or local law relating to group terminations of employment (collectively, “WARN”). Except as set forth on Section 5.14(j) of the Company Disclosure Letter, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2020 through the date hereof. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

(k)All employees of the Company and its Subsidiaries, and to the Knowledge of the Company, all contractors performing services for the Company and its Subsidiaries, are legally authorized to work in the United States, and the Company has obtained and maintained all form I-9, visa, and other appropriate documentation related thereto in accordance with applicable Laws.

Section 5.15.Taxes.

(a)All income and other material Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material Taxes due and payable by or on behalf of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid.

(b)The Company and each of its Subsidiaries has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d)No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied, settled, withdrawn or otherwise resolved.

(e)There is no ongoing or pending material Tax audit or other examination of the Company or any of its Subsidiaries, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.

(f)Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, a request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(g)The Company and its Subsidiaries are in material compliance with all escheat and unclaimed property laws. Neither the Company nor any of its Subsidiaries has incurred any material Taxes resulting from any action taken outside of the ordinary course of business since the date of the most recent balance sheet included in the Company Financial Statements.

(h)The Company and its Subsidiaries have each used at all times during their existence the accrual method of accounting for income Tax purposes.

(i)Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax receivable, sharing, allocation or similar agreement (other than Ordinary Course Agreements).

(j)Neither the Company nor any of its Subsidiaries has been a party to any transaction intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement.

(k)Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(l)No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to Tax in that jurisdiction.

(m)Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is subject to income Tax in a jurisdiction outside the country of its organization.

(n)Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b) (or any corresponding or similar provision of state, local or non-U.S. Law).

(o)Except as set forth in Section 5.15(o) of the Company Disclosure Letter, no Subsidiary of the Company that is incorporated in a jurisdiction outside of the United States (i) is an “expatriated entity” or “surrogate foreign corporation” within the meaning of Section 7874 of the Code or (ii) has received written notice from the IRS claiming that it may be subject to U.S. federal income Tax as a result of being engaged in a trade or business within the United States within the meaning of Section 864(b) of the Code or having a permanent establishment in the United States, which notice or claim has not since been withdrawn. Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code or any corresponding or similar provision of state, local or foreign Law.

(p)Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing, (ii) prepaid amount received or deferred revenue realized, accrued, received or recognized prior to the Closing, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date and to the Knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method, (iv) any agreement entered into by or on behalf of the Company or any of its Subsidiaries with any Governmental Authority, including a “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, (v) any “Subpart F income” under Section 951 of the Code as a result of any investment made or transaction closed on or prior to the Closing Date, (vi) “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) of Company or any of its Subsidiaries attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, (vii) any gain recognition agreement under Section 367 of the Code or (viii) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(q)No Company Subsidiary is, or has ever been a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.

(r)Neither the Company nor any of its Subsidiaries has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, failed to properly comply in all material respects with and duly account for all credits received under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act, or sought, or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)).

(s)Section 5.15(s) of the Company Disclosure Letter lists the U.S. federal and state income tax classification of the Company and each of its Subsidiaries and, except as set forth in Section 5.15(s) of the Company Disclosure Letter, such classification has not changed since the formation of each such entity.

(t)Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or has any Knowledge of any fact, agreement, plan or other circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(u)The representations and warranties set forth in Section 5.13 and this Section 5.15 shall constitute the sole and exclusive representations and warranties made by the Company with respect to Taxes.

Section 5.16.Brokers’ Fees. Except as set forth on Section 5.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their respective Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 5.17.Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and all of the Company’s material insurance policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 5.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under any of the Company’s or its Subsidiaries’ insurance policies during the last twelve (12) months. True, correct and complete copies of all material insurance policies of the Company and its Subsidiaries as in effect as of the date hereof have been made available to Acquiror.

Section 5.18.Licenses. The Company and its Subsidiaries have obtained, and maintain, all Licenses required to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted, except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect. Each material License held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect, and each of the Company and its Subsidiaries is in compliance, in all material respects, with all such material Licenses. Neither the Company nor any of its Subsidiaries (a) is or has been in default or violation in any material respect (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material License to which it is a party, (b) is the subject of any pending or threatened in writing (or to the Knowledge of the Company, threatened orally) Action by a Governmental Authority seeking the cancellation, revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any written notice that any Governmental Authority that has issued any material License intends to cancel, terminate, revoke, suspend, modify, impair or not renew any such material License, except as disclosed in Section 5.4 of the Company Disclosure Letter. Section 5.18 of the Company Disclosure Letter sets forth a true, correct and complete list of all material Licenses held by the Company and its Subsidiaries.

Section 5.19.Equipment and Other Tangible Property. Except as set forth on Section 5.19 of the Company Disclosure Letter, the Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned, leased or licensed by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect. All material personal property and leased or licensed personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 5.20.Real Property.

(a)Section 5.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property

Leases pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i)The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)The Company and its Subsidiaries have made available to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases and other Contracts for the leasing, use or occupancy of, or otherwise granting a right in and to, the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases has been modified in any material respect following the date of this Agreement, except in accordance with this Agreement and to the extent that such modifications have been disclosed by the copies thereof made available to Acquiror.

(iii)The Company and its Subsidiaries are in material compliance with all Liens, easements and other matters of record affecting the Leased Real Property, and neither the Company nor any of the Company’s Subsidiaries has received any written notice alleging any default or breach under any of such Liens, easements or other matters and, to the Knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the Knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(iv)As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(v)Neither the Company nor any of its Subsidiaries has received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b)None of the Company nor any of its Subsidiaries owns any real property.

(c)The Leased Real Property and the tangible personal property located at the Leased Real Property constitutes all of the material real property and tangible personal property owned, leased, used or occupied by the Company and the Company Subsidiaries.

Section 5.21.Intellectual Property.

(a)Section 5.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered and applied-for with a Governmental Authority or other applicable registrar and is owned by the Company or any of the Company’s Subsidiaries (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and, with respect to Company Registered

Intellectual Property, record owner of all of the Intellectual Property owned or purported to be owned by the Company and its Subsidiaries (the “Company Owned IP”). All Company Registered Intellectual Property is subsisting, valid and enforceable (or, in the case of applications, validly applied for).

(b)Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries as currently conducted. Section 5.21(b) of the Company Disclosure Letter sets forth a list of material Company Owned IP, other than the Company Registered Intellectual Property set forth in Section 5.21(a) of the Company Disclosure Letter.

(c)The Company and its Subsidiaries have not, since the Company’s inception, materially infringed, misappropriated or otherwise violated and are not materially infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person. There is no pending or, to the Knowledge of the Company, threatened Action, except for ordinary course prosecution for Company Registered Intellectual Property that the Company has (or purports to have) an ownership interest in, against the Company or its Subsidiaries alleging the Company’s or such Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person, or challenging the scope, validity, or enforceability of any Company Owned IP, and there has not been, since the inception of the Company, any such Action pending or, to the Knowledge of the Company, threatened.

(d)To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating or, since the Company’s inception, has infringed, misappropriated or otherwise violated any Company Owned IP in any material respect. The Company and its Subsidiaries have not initiated any Action or sent to any Person, since the Company’s inception, any notice, charge, complaint, claim or other assertion against such third Person alleging material infringement, misappropriation, or other violation by such third Person of any Company Owned IP, or challenging the scope, validity, or enforceability of any Intellectual Property of such third Person.

(e)The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality and value of the Trade Secrets included in the Company Owned IP or otherwise held in confidence by the Company and its Subsidiaries. To the Knowledge of the Company, there has not been any material unauthorized disclosure of or unauthorized access to any such Trade Secrets to or by any Person in a manner that has resulted or may result in the loss of trade secret protection or other rights in and to such information.

(f)No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of any Company Owned IP, in a manner that would grant any such third parties or third party agencies any right, title or interest in such Company Owned IP.

(g)With respect to the software used or held for use in the business of the Company and its Subsidiaries, to the Knowledge of the Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise materially impair the functioning of any software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries without the user’s express prior written consent.

(h)The Company’s and its Subsidiaries’ use and distribution of (i) software developed by the Company or any Subsidiary or otherwise included in Company Owned IP, and (ii) Open Source Materials, is in material compliance with all terms and conditions of all Open Source Licenses applicable thereto. None of the Company or any Subsidiary of the Company has used any Open Source Materials in a manner that requires any software developed by the Company or any Subsidiary or otherwise included in Company Owned IP to be subject to any Copyleft Terms.

(i)No source code for any software or material proprietary artificial intelligence models or collections of data used or held for use in the business of the Company and its Subsidiaries and included in the Company Owned IP (i) is the subject of any right, title or interest of any other Person, (ii) has been provided, licensed or subjected to the grant of any right, title or interest (including any present, contingent or other right, such as an escrow arrangement) or made available to any customer, business partner, escrow agent or other Person or (iii) is the subject of any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available any such source code or such artificial intelligence models and collections of data to any customer, business partner, escrow agent or other Person, in the case of each of clauses (i), (ii) and (iii), excluding the delivery or making available of data to customers of the Company and its Subsidiaries in the ordinary course of business and Company Service Providers, all of whom are bound by valid, binding, enforceable written Contracts containing confidentiality or non-disclosure obligations substantially similar to the Company’s standard form agreement regarding inventions, confidentiality and other matters. The Company and its Subsidiaries possess all (x) source code for all software owned or purported to be owned by the Company and its Subsidiaries and all other materials, to generate the object code for, and deliver, the Company products and services, and (y) material proprietary artificial intelligence models and collections of data to freely develop and improve their artificial intelligence products and services.

(j)Each current or former officer, employee, manager, consultant or other individual service provider of the Company or its Subsidiaries (“Company Service Provider”) that has delivered, developed, contributed to, modified, or improved Company Owned IP has executed a proprietary information and inventions agreement or certificate of authorship, assigning (via present tense assignment) to the Company or its Subsidiary all of such Company Service Provider’s rights in such delivery, development, contribution, modification, or improvement, in each case since the start of such Company Service Provider’s employment with or other service to the Company or its Subsidiaries, and no Company Service Provider has excluded pursuant to such proprietary information and inventions agreement material works or inventions related to the business of the Company or its Subsidiaries.

(k)Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in (i) any material limitation on Acquiror’s, the

Company’s or any of its Subsidiaries’ ability to use any Company Owned IP necessary to conduct the business of the Company and its Subsidiaries as currently conducted, (ii) Acquiror or the Company or its Subsidiaries, being obligated to grant to any third Person any ownership interest in, or any license, covenant not to sue or right under or with respect to, any Company Owned IP or (iii) Acquiror or the Company or its Subsidiaries, being bound by, or subject to, any restriction to use, register or otherwise exploit any material Intellectual Property licensed or owned by the Company.

Section 5.22.Privacy and Cybersecurity.

(a)The Company and its Subsidiaries are in compliance in all material respects with, and since the Company’s inception have been in compliance in all material respects with, (i) all applicable Laws relating to the privacy and/or collection, retention, protection and use of information relating to or reasonably capable of being associated with an individual, device or household (“Personal Information”) collected, used, or held for use in connection with the business of the Company or its Subsidiaries, (ii) the Company’s and its Subsidiaries’ published privacy, cybersecurity and data security policies, as applicable, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the information technology systems used by the Company and its Subsidiaries (the foregoing clauses (i)‑(iii), “Privacy and Cybersecurity Requirements”), other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries. There are not, and have not been, any Actions by any Person, or any investigations by any Governmental Authority, pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any Privacy and Cybersecurity Requirements. The Company and its Subsidiaries take appropriate measures to protect Personal Information against unauthorized access, use, modification, or other misuse, including through administrative, technical and physical safeguards.

(b)Except as set forth on Section 5.22(b) of the Company Disclosure Letter, since the Company’s inception, (i) there have been no security breaches or unauthorized processing of the Company IT Systems or Personal Information, and (ii) there has been no failure, breakdown, performance reduction, disruption, or other adverse event affecting any Company IT Systems that adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries have aligned their cybersecurity practices with relevant industry standards, carried out external and internal penetration tests and vulnerability assessments of the Company IT Systems and their business environment to identify any cybersecurity threats on no less than an annual basis, and have remediated any and all material vulnerabilities identified through such tests and assessments. The Company IT Systems are in good working order and do not contain any defect, and operate and perform as necessary to conduct the business of the Company and its Subsidiaries. Neither the Company, its Subsidiaries, nor any third party acting at the direction or authorization of the Company or its Subsidiaries have paid any perpetrator of any actual or threatened security breach or cyber attack, including a ransomware attack or a denial-of-service attack.

(c)Except as set forth on Section 5.22(c) of the Company Disclosure Letter, the Company and its Subsidiaries have established and maintained, and use commercially reasonable efforts to ensure that all third Persons controlling Company IT Systems or processing

Personal Information in connection with a product or service of the Company or its Subsidiaries have established and maintained, commercially reasonable and legally compliant measures to protect the Company IT Systems and all Trade Secrets and Personal Information in their possession or control against unauthorized access, use, modification, disclosure or other misuse, including through written internal and external policies and procedures (that comply with the Privacy and Cybersecurity Requirements and are at least as stringent as one or more relevant industry standards) and organizational, administrative, technical and physical safeguards. Neither the Company nor any Subsidiary of the Company, nor, to the Knowledge of the Company, any third Person controlling any Company IT System or processing Personal Information on their behalf, has (i) experienced any incident in which such information was stolen or improperly accessed, including in connection with a breach of security or (ii) received any written notice or complaint (or to the Knowledge of the Company, oral notice or complaint) from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing or, to the Knowledge of the Company, orally against the Company or any of the Company’s Subsidiaries. Except as set forth on Section 5.22(c) of the Company Disclosure Letter, where the Company or its Subsidiaries have any third Person controlling Company IT System or processing Personal Information on their behalf, such third Person has provided guarantees, warranties or covenants in relation to processing of Personal Information, confidentiality and security measures and has agreed to comply with those obligations in a manner sufficient for the Company’s and its Subsidiaries’ compliance with the Privacy and Cybersecurity Requirements.

(d)The consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation in any material respect of any Privacy and Cybersecurity Requirements.

Section 5.23.Environmental Matters.

(a)The Company and its Subsidiaries are and have been in compliance in all material respects with all Environmental Laws and hold all of the material permits required under applicable Environmental Laws for their current operations.

(b)There has been no Release of any Hazardous Materials at, in, on, under or from any Leased Real Property or, to the Knowledge of the Company, any real property formerly owned, leased or operated by the Company or any of its Subsidiaries or any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of, in a manner which could reasonably be expected to result in material liability to the Company or any of its Subsidiaries under Environmental Laws.

(c)Neither the Company nor any of its Subsidiaries is subject to any Governmental Order relating to any material violation of or non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of any Hazardous Materials.

(d)Neither the Company nor any of its Subsidiaries has received any written notice, demand, request for information, citation, or summons or order, and there is no Legal Proceeding or investigation pending or, to the Knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws.

(e)The Company has made available to Acquiror true, correct and complete copies of all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 5.24.Absence of Changes. From December 31, 2020 to the date of this Agreement, except as expressly contemplated by this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to or in response to a Contagion Event, (b) there has not been any Company Material Adverse Effect, and (c) except as set forth on Section 5.24(c) of the Company Disclosure Schedule, there has not been any action taken or agreed upon by the Company or any of its Subsidiaries that would be prohibited by Section 7.1 if such action were taken on or after the date hereof without the consent of the Company.

Section 5.25.Interested Party Transactions.

(a)Except as set forth on Section 5.25(a) of the Company Disclosure Letter, no (i) employee, officer, member, partner, manager or director of the Company or any of its Subsidiaries or Affiliates, (ii) holder of Equity Interests or derivative securities of the Company or any of its Subsidiaries or (iii) member of any of the respective immediate families of any of the foregoing is indebted to the Company or any of its Subsidiaries for borrowed money, nor is the Company or any of its Subsidiaries indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (A) for payment of salary, bonuses and other compensation for services rendered, (B) reimbursement for reasonable expenses incurred in connection with the business of the Company or any of its Subsidiaries and (C) for other employee benefits made generally available to all employees.

(b)Except as set forth on Section 5.25(b) of the Company Disclosure Letter, to the Knowledge of the Company, no officer, director, employee, member, partner, manager or holder of Equity Interests or derivative securities of the Company or any of its Subsidiaries or Affiliates (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, interested in any Contract with or assets of the Company or any of its Subsidiaries (other than such Contracts related to any such Person’s ownership of capital stock of the Company or such Person’s employment or consulting arrangements with the Company or any of its Subsidiaries).

Section 5.26.Anti-Corruption and Anti-Money Laundering Compliance.

(a)Since the Company’s inception, neither the Company nor any of its Subsidiaries, nor any director, member, partner, manager, officer, employee or, to the Knowledge of the Company, other Representative acting on behalf of the Company or any of the Company’s Subsidiaries, has directly or indirectly offered, given or attempted to give anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority, political party or official thereof, candidate for political office or other Person, in each case in violation of the Anti-Bribery Laws.

(b)Since the Company’s inception, there have been no allegations, reports, current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries or any director, member, partner, manager, officer, employee or, to the Knowledge of the Company or other Representative acting on behalf of the Company or any of the Company’s Subsidiaries.

(c)There are no current or pending internal investigations, third-party investigations (including by any Governmental Authority) or internal or external audits that address any material allegations or information concerning possible violations of Anti-Money Laundering Laws related to the Company or any of its Subsidiaries. Since the Company’s inception, the Company and its Subsidiaries and each director, member, partner, manager, officer, employee and, to the Knowledge of the Company, each other Representative acting on behalf of the Company or any of the Company’s Subsidiaries, have been in compliance with all relevant Anti-Money Laundering Laws in all material respects.

Section 5.27.Sanctions and Customs & Trade Laws Compliance.

(a)The Company and its Subsidiaries, and their respective directors, members, partners, managers, officers, employees and, to the Knowledge of the Company, other Representatives, (i) are, and have been since the Company’s inception, in compliance with all Customs & Trade Laws and Sanctions Laws, and (ii) have obtained all required Licenses from, and have made any material filings with and complied with all requirements of, any applicable Governmental Authority under the Customs & Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the Knowledge of the Company, threatened, Actions, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Customs & Trade Laws or Sanctions Laws or any Export Approvals.

(b)Neither the Company nor any of its Subsidiaries nor any of their respective directors, members, partners, managers, officers, employees or, to the Knowledge of the Company, other Representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has since the Company’s inception been, a Sanctioned Person or Restricted Person or (ii) has transacted business directly or indirectly with any Restricted Person or Sanctioned Person or in any Sanctioned Country.

Section 5.28.Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries, or by any other Person on their behalf, specifically in writing for inclusion in the Registration Statement and the Proxy Statement will, at the time that the Registration Statement is declared effective, on the date on which the Proxy Statement is first mailed to the Acquiror Stockholders, at the time of the Acquiror Stockholders’ Meeting or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein

(with respect to the Proxy Statement, in light of the circumstances under which they were made), not misleading.

Section 5.29.Suppliers.

(a)Section 5.29(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) suppliers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2020, as well as any new suppliers that, based on the projected aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty for the calendar year 2021, would reasonably be expected to be in the top ten (10) suppliers during the trailing twelve (12) months for the period ending December 31, 2021 (the “Top Suppliers”).

(b)Except as set forth on Section 5.29(b) of the Company Disclosure Letter, none of the Top Suppliers has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the Knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement or Contagion Event), and to the Knowledge of the Company, none of the Top Suppliers is, as of the date of this Agreement, otherwise involved in or threatening in writing a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 5.30.Customers.

(a)Section 5.30(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) customers based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2020, as well as any new customers that, based on the projected aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty for the calendar year 2021, would reasonably be expected to be in the top ten (10) customers during the trailing twelve (12) months for the period ending December 31, 2021 (the “Top Customers”).

(b)Except as set forth on Section 5.30(b) of the Company Disclosure Letter, none of the Top Customers has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the Knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement or Contagion Event), and to the Knowledge of the Company, none of the Top Customers is, as of the date of this Agreement, otherwise involved in or threatening in writing a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 5.31.Government Contracts. Except as set forth on Section 5.31 of the Company Disclosure Letter, the Company and its Subsidiaries are not party to (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand, or (b) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 5.32.No Additional Representations or Warranties. Except as provided in this Article V, neither the Company nor any of its Affiliates, nor any of their respective Representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided or made available to Acquiror or Merger Sub or their Affiliates. Without limiting the foregoing, Acquiror acknowledges that Acquiror and its advisors have made their own investigation of the Company and its Subsidiaries. Notwithstanding the foregoing, nothing in this Section 5.32 shall limit Acquiror’s remedies with respect to claims of fraud, with respect to the representations or warranties set forth in this Article V.

Article VI
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (a) in the case of Acquiror, any Acquiror SEC Filings filed or furnished on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) or (b) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article VI), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 6.1.Acquiror and Merger Sub Organization. Each of Acquiror and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the Laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement and as previously delivered by or on behalf of Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the Equity Interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly qualified and licensed and in good standing to do business in all jurisdictions in which it is conducting business, or the operation, ownership or leasing of its properties makes such qualification, license or good standing, as applicable, necessary, other than in such jurisdiction where failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole, or have a material adverse effect on the ability of Acquiror or Merger Sub to perform any obligation of Acquiror or Merger Sub under this Agreement or the documents to which Acquiror or Merger Sub is a party contemplated hereby or the consummation of the transactions contemplated hereby and thereby.

Section 6.2.Due Authorization.

(a)Each of Acquiror and Merger Sub has all requisite corporate power and authority (i) to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby, and (ii) subject to receipt of the Acquiror Stockholder Approval and the approvals described in Section 6.7, to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder (including the Merger). On or prior to the date of this Agreement, each of the Boards of Directors of Acquiror and Merger Sub has duly adopted resolutions (a) determining that the Merger is fair to and in the best interests of Acquiror and Merger Sub and their respective stockholders, as applicable, (b) authorizing and approving the execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the other documents to which Acquiror or Merger Sub, as applicable, is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Merger) and declared it advisable for Acquiror and Merger Sub, as applicable, to enter into this Agreement and the other documents contemplated hereby and (c) recommending the approval and adoption of this Agreement and the documents contemplated hereby, and the transactions contemplated hereby and thereby, including the Merger, by the Acquiror Stockholders and the sole stockholder of Merger Sub, as applicable. No other corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the other documents to which it is a party contemplated hereby (other than the Acquiror Stockholder Approval). This Agreement has been, and on or prior to the Closing, the other documents to which Acquiror or Merger Sub is a party contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, and on or prior to the Closing, the other documents to which Acquiror or Merger Sub is a party contemplated hereby will constitute, in each case assuming the due authorization, execution and delivery by the other parties hereto and thereto, a legal, valid and binding obligation of each of Acquiror and Merger Sub, as applicable, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)The affirmative vote of (i) holders of a majority of the outstanding shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock, voting together as a single class, cast at the Acquiror Stockholders’ Meeting shall be required to approve the Merger Proposal, (ii) holders of a majority of the outstanding shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock, voting together as a single class, cast at the Acquiror Stockholders’ Meeting shall be required to approve the NASDAQ Proposal, (iii) (A) holders of a majority of the outstanding shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock, voting together as a single class, and (B) holders of a majority of the outstanding shares of Acquiror Class B Common Stock, voting separately as a single class, shall be required to approve the Amendment Proposal, and (iv) holders of a majority of the outstanding shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock, voting together as a single class, cast at the Acquiror Stockholders’ Meeting shall be required to approve the Incentive Plan

Proposal, the Purchase Plan Proposal and the CEO Incentive Plan Proposal, in each case, assuming a quorum is present, to approve such Transaction Proposal, and are the only votes of any Equity Interests of Acquiror necessary in connection with the entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Merger (the approval by Acquiror Stockholders of all of the foregoing, collectively, the “Acquiror Stockholder Approval”).

(c)At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 6.3.No Conflict. Subject to the Acquiror Stockholder Approval and the receipt of the consents, approvals, authorizations and other requirements set forth in Section 6.7, the execution and delivery by Acquiror and Merger Sub of this Agreement and the other documents contemplated hereby to which Acquiror and Merger Sub, as applicable, are a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any material Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such material Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that any such violations, conflicts, breaches, defaults or other occurrences would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole, or have a material adverse effect on the ability of Acquiror or Merger Sub to perform any obligation of Acquiror or Merger Sub under this Agreement or the documents to which Acquiror or Merger Sub is a party contemplated hereby or the consummation of the transactions contemplated hereby and thereby.

Section 6.4.Litigation and Proceedings. (a) There are no pending or, to the Knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub or their respective properties or assets, (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Authority pursuant to a material Contract, there are no pending or, to the Knowledge of Acquiror, threatened audit, examination or investigation by any Governmental Authority against Acquiror or Merger Sub or any of their respective properties or assets, (c) there is no pending or threatened Legal Proceeding by Acquiror or Merger Sub against any third party and (d) there is no outstanding Governmental Order imposed upon Acquiror or Merger Sub nor are any properties or assets of Acquiror or Merger Sub bound or subject to any Governmental Order, except, in each case of clauses (a)-(d), as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. Acquiror and Merger Sub have not received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 6.5.SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since February 8, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the Knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.6.Internal Controls; Listing; Financial Statements.

(a)Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer by others within Acquiror, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Since February 8, 2021, Acquiror has established and maintained a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b)Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)Since February 8, 2021, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market (“NASDAQ”). The Acquiror Class A Common Stock, the Acquiror Units and the Acquiror Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no Legal Proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by NASDAQ or the SEC with respect to any intention by such entity to delist or to deregister the Acquiror Class A Common Stock, the Acquiror Units or the Acquiror Public Warrants. None of Acquiror or Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration or listing of the Acquiror Class A Common Stock, the

Acquiror Units or the Acquiror Public Warrants under the Exchange Act or on NASDAQ, as applicable, except as contemplated by this Agreement.

(d)The Acquiror SEC Filings contain true, correct and complete copies of (x) the audited balance sheet as of December 31, 2020, and audited statements of operations, changes in stockholders’ equity and cash flows of Acquiror for the period from October 29, 2021 (inception) through December 31, 2020, together with the auditor’s reports thereon, of Acquiror, (y) the audited balance sheet as of February 11, 2021, together with the auditor’s reports thereon, of Acquiror and (z) the unaudited condensed balance sheet as of March 31, 2021, and unaudited condensed statements of operations, changes in stockholders’ equity and cash flows, of Acquiror for the three (3) months ended March 31, 2021 (collectively, the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited Acquiror Financial Statements, to normal year-end adjustments that are not material in amount or kind and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and, in the case of the unaudited Acquiror Financial Statements, the absence of footnotes or the inclusion of limited footnotes) and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e)There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror.

(f)Except as set forth in Acquiror SEC Filings filed prior to the date of this Agreement, Acquiror has not identified or been made aware of, and has not received from any independent auditor of Acquiror any written notification of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any written claim or allegation regarding any of the foregoing.

Section 6.7.Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization is required on the part of Acquiror or Merger Sub with respect to Acquiror’s execution or delivery of this Agreement or the documents to which Acquiror or Merger Sub, as applicable, is a party contemplated hereby or the consummation of the transactions contemplated hereby and thereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to Acquiror or have a material adverse effect on the ability of Acquiror to perform any obligation of Acquiror under this Agreement or the documents to which Acquiror or Merger Sub, as applicable, is a party contemplated hereby or the consummation of the transactions contemplated hereby and thereby and (c) the filing of the Merger Certificate in accordance with the DGCL.

Section 6.8.Trust Account. As of the date of this Agreement, Acquiror has marketable securities with a value of at least three hundred forty-five million Dollars ($345,000,000) in the Trust Account (including, if applicable, an aggregate of twelve million and seventy-five thousand Dollars ($12,075,000) of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of February 8, 2021 (the “Trust Agreement”), between Acquiror and American Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than stockholders of Acquiror holding Acquiror Class A Common Stock who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to Acquiror’s Governing Documents and otherwise with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the Knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To the Knowledge of Acquiror, as of the date hereof, following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror nor Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 6.9.Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 6.10.Absence of Changes. Except as set forth in Acquiror SEC Filings filed prior to the date of this Agreement, and except as contemplated by this Agreement, since February 8, 2021 to the date of this Agreement, (a) Acquiror has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to or in response to a Contagion Event, (b) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement (an “Acquiror Material Adverse Effect”) and (c) there has not been any action taken or agreed upon by Acquiror or Merger Sub that would be prohibited by Section 8.5 if such action were taken on or after the date hereof without the consent of the Company.

Section 6.11.No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of Acquiror and Merger Sub, except for liabilities, debts (including Indebtedness), obligations, claims or judgement (a) reflected or reserved for on the Acquiror Financial Statements or expressly disclosed in the notes thereto or otherwise in the Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror Financial Statements in the ordinary course of business of Acquiror and Merger Sub, or (c) which would not be, or would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 6.12.Capitalization of Acquiror.

(a)As of the date of this Agreement, and without taking into effect the issuance of the Forward Purchase Securities, the authorized capital stock of Acquiror consists of (i) 100,000,000 shares of Acquiror Class A Common Stock, of which 34,500,000 are issued and outstanding, (ii) 10,000,000 shares of Acquiror Class B Common Stock, of which 8,625,000 are issued and outstanding and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share, of Acquiror, of which no shares are issued and outstanding. The foregoing represents all of the issued and outstanding shares of capital stock of Acquiror as of the date of this Agreement. In addition, (x) 8,625,000 shares of Acquiror Class A Common Stock are issuable upon the exercise of the Acquiror Public Warrants, (y) 6,266,667 shares of Acquiror Class A Common Stock are issuable upon the exercise of the Acquiror Private Warrants and (z) up to 1,000,000 shares of Acquiror Class A Common Stock are issuable upon the exercise of the Working Capital Warrants. All issued and outstanding shares of Acquiror Class A Common Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents, and (B) any other applicable Contracts governing the issuance of such Equity Interests; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right under any provision of any applicable Law or any Contract to which Acquiror is a party or otherwise bound (other than transfer restrictions under applicable Securities Laws and Acquiror’s Governing Documents); and (iv) are free and clear of any Liens (other than such Liens as created by applicable Securities Laws). All shares of capital stock of Acquiror are uncertificated, book-entry Equity Interests.

(b)Except as set forth in this Section 6.12 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the Forward Purchase Agreement, the PIPE Investment, Acquiror’s Governing Documents and the Trust Agreement, Acquiror has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for Equity Interests of Acquiror, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional Equity Interests, the sale of Equity Interests, or for the repurchase or redemption of Equity Interests of Acquiror or the value of which is determined by reference to Equity Interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate Acquiror to issue, purchase, register for sale, redeem or otherwise acquire Equity Interests.

(c)The Aggregate Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable Securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(d)On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements with PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Acquiror Class A Common Stock for a PIPE Investment Amount of at least seventy-five million Dollars ($75,000,000) (such amount, the “Minimum PIPE Investment Amount”). Such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the Knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms. There are no other agreements, side letters or arrangements between Acquiror and any PIPE Investor relating to any such Subscription Agreement that would adversely affect the obligation of such PIPE Investor to purchase from Acquiror the applicable portion of the PIPE Investment Amount set forth in such Subscription Agreement of such PIPE Investor and, as of the date hereof, Acquiror does not have actual Knowledge of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any such Subscription Agreement not being satisfied, or the Minimum PIPE Investment Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any such Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any such Subscription Agreement. Such Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement and the Ancillary Agreements, as applicable) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in such Subscription Agreements on the terms therein. No fees, cash consideration or other discounts are payable or have been agreed to be paid by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Surviving Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment.

(e)Acquiror has no Subsidiaries apart from Merger Sub, and, except for the Trust Account, does not own, directly or indirectly, any Equity Interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not a party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contributions to any other Person.

(f)Acquiror has provided to the Company a true, correct and complete copy of the Forward Purchase Agreement, pursuant to which GSAM has committed, subject to the terms thereof, to purchase the Forward Purchase Securities in a private placement that will close substantially concurrently with the Closing. The Forward Purchase Agreement is in full force and effect and has not been withdrawn or terminated in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror or, to the Knowledge of Acquiror, by GSAM. The Forward Purchase Agreement is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, GSAM, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under the Forward Purchase Agreement violates or will violate any applicable Laws. There are no other agreements, side letters, or arrangements between Acquiror and GSAM that could affect the obligation of GSAM to purchase the Forward Purchase Securities in accordance with the Forward Purchase Agreement, and, as of the date of this Agreement, to the Knowledge of Acquiror, there are no facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the Forward Purchase Agreement not being satisfied by the Acquiror or GSAM on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Forward Purchase Agreement. The Forward Purchase Agreement contains all of the conditions precedent (other than the conditions contained in this Agreement) to the obligations of GSAM to purchase from Acquiror the Forward Purchase Securities in accordance with the Forward Purchase Agreement.

Section 6.13.Brokers’ Fees. Except as set forth on Section 6.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 6.14.Indebtedness. Neither Acquiror nor Merger Sub has any Indebtedness.

Section 6.15.Taxes.

(a)All income and other material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material Taxes due and payable by or on behalf of Acquiror or Merger Sub (whether or not shown on any Tax Return) have been paid.

(b)Acquiror and Merger Sub have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d)No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub, except for deficiencies that have been satisfied, settled, withdrawn or otherwise resolved or claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)There is no ongoing or pending material Tax audit or other examination of Acquiror or Merger Sub and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub.

(f)Neither Acquiror nor Merger Sub has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(g)Acquiror and Merger Sub are in material compliance with all escheat and unclaimed property laws. Neither Acquiror nor Merger Sub has incurred any material Taxes resulting from any action taken outside of the ordinary course of business since the date of the most recent balance sheet included in the Company Financial Statements.

(h)Acquiror and Merger Sub have each used at all times during their existence the accrual method of accounting for income Tax purposes.

(i)Neither Acquiror nor Merger Sub is a party to any Tax indemnification or Tax receivable, sharing, allocation or similar agreement (other than Ordinary Course Agreements).

(j)Neither Acquiror nor Merger Sub (i) is liable for Taxes of any other Person (other than Acquiror or Merger Sub) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(k)No written claim has been made by any Governmental Authority where Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to Tax in that jurisdiction.

(l)Neither Acquiror nor Merger Sub has ever had a permanent establishment in any country other than the country of its organization, or is subject to income Tax in a jurisdiction outside the country of its organization.

(m)Neither Acquiror nor Merger Sub has participated in a “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b) (or any corresponding or similar provision of state, local or non-U.S. Law).

(n)Neither Acquiror nor Merger Sub will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing, (ii) prepaid amount received or deferred revenue realized, accrued, received or recognized prior to the Closing, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date and to the Knowledge of Acquiror, the IRS has not proposed any such adjustment or change in accounting method, (iv) any agreement entered into by or on behalf of Acquiror or Merger Sub with any Governmental Authority, including a “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(o)Neither Acquiror nor Merger Sub has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, failed to properly comply in all material respects with and duly account for all credits received under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act, or sought, or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)).

(p)Neither Acquiror nor Merger Sub has taken or agreed to take any action, or knows of any fact, agreement, plan or other circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(q)The representations and warranties set forth in this Section 6.15 shall constitute the sole and exclusive representations and warranties made by the Acquiror and Merger Sub with respect to Taxes.

Section 6.16.Business Activities.

(a)Since formation, neither Acquiror nor Merger Sub has conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s

Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b)Except for Merger Sub and the transactions contemplated by this Agreement, the Trust Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror does not have any material interests, rights, obligations or liabilities with respect to, and is not party to or bound by, and does not have its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement, the Trust Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d)As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of one hundred thousand Dollars ($100,000) in the aggregate with respect to any individual Contract, other than Acquiror Transaction Expenses. As of the date of this Agreement, there are no amounts outstanding under any Working Capital Loans.

Section 6.17.Registration Statement and Proxy Statement. On the effective date of the Registration Statement, the Registration Statement and, when first filed in accordance with Rule 424(b) and/or pursuant to Section 14A of the Exchange Act, the Proxy Statement and the Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A of the Exchange Act, the date the Proxy Statement is first mailed to the Acquiror Stockholders, and at the time of the Acquiror Stockholders’ Meeting, the Proxy Statement and the Registration Statement (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Proxy Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company or its Subsidiaries specifically for inclusion in the Registration Statement or the Proxy Statement.

Section 6.18.No Outside Reliance. Notwithstanding anything contained in this Article VI or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, officers, managers, employees, stockholders, partners, members or representatives acknowledge and agree that any cost estimates, financial or other projections or other predications that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any material made available in any “data room” (whether or not accessed by Acquiror) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates or other Representatives are not and will not be deemed representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V of this Agreement. Except as expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever. Neither Acquiror nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article VI (as modified by the Company Disclosure Letter) or in any certificate delivered by the Company pursuant to this Agreement. Notwithstanding the foregoing, nothing in this Section 6.18 shall limit Acquiror’s remedies with respect to claims of fraud, with respect to the representations or warranties set forth in this Article VI.

Section 6.19.No Additional Representation or Warranties. Except as provided in this Article VI, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective Representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided or made available to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors have made their own investigation of Acquiror and Merger Sub.

Article VII
COVENANTS OF THE COMPANY

Section 7.1.Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article XI (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements, as required by Law or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), use reasonable best efforts to operate the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice, retain the officers of the Company and its Subsidiaries as of the date hereof, and preserve the Company’s and its Subsidiaries’ relationships with the Top Customers and Top Suppliers; provided, that, notwithstanding anything to the contrary in this Agreement, the Company or any of its Subsidiaries may take any action, including the establishment of any (or maintenance of any existing) policy, procedure or protocol, in order to respond to the impact of a Contagion Event; provided further, in each case, that (A) such actions are reasonably necessary, taken in good faith and taken to preserve the continuity of the business of the Company and its Subsidiaries and/or the health and safety of their respective employees, and (B) the Company shall, to the extent reasonably practicable, inform Acquiror of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from Acquiror with respect thereto. Without limiting the generality of the foregoing, except as set forth on Section 7.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed, except that, with respect to clauses (a) through (d), (h), (i), (j), (l), (m), (p), and (r) Acquiror may withhold its consent in its sole discretion) the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements or as required by Law during the Interim Period:

(a)change or amend the Governing Documents (other than in connection with Section 7.1(l)) of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(b)make or declare any dividend or distribution to the stockholders of the Company or make any other dividends or distributions in respect of any of the Equity Interests of the Company or any of its Subsidiaries, other than dividends or distributions between or among the Company and any of its wholly owned Subsidiaries;

(c)split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ Equity Interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d)purchase, repurchase, redeem or otherwise acquire any issued and outstanding Equity Interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any Equity Interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, in each case for no consideration other than a refund by the Company or any of its Subsidiaries, as applicable, of any purchase price or consideration paid to the Company or such Subsidiary (or such amount that does not exceed the then-current fair market values of such Equity Interests) to receive such Equity Interests, (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company or (iii) the withholding of shares to satisfy net settlement or Tax obligations with respect to existing equity awards in accordance with the terms of such equity awards;

(e)enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Material Contract, in each case, other than in the ordinary course of business consistent with past practice;

(f)sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, and (iii) sales of products to customers in the ordinary course of business consistent with past practice;

(g)acquire any ownership interest in any real property;

(h)except as otherwise required by the terms of any Company Benefit Plans or any Material Contract as in effect on the date hereof, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee of the Company or its Subsidiaries with an annual base salary or wage rate below two hundred and twenty thousand Dollars ($220,000) in the ordinary course of business consistent with past practice, (ii) hire, promote, demote or terminate the employment of any officers, directors or employees with an annual base salary or wage rate of two hundred and twenty thousand Dollars ($220,000) or above other than terminations of employment for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice with respect to any non-officer employee of the Company or its Subsidiaries with an annual base salary or wage rate below two hundred and twenty thousand Dollars ($220,000), (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries for the benefit of any employee or other service provider of the Company or its Subsidiaries, or (vi) take any action to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice;

(i)acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, company, limited liability company, partnership, association, joint venture or other business organization or division thereof;

(j)(i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur or assume any Indebtedness, or (ii) guarantee any Indebtedness of another Person, except (x) as issued or incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (y) Indebtedness with an original principal balance of not greater than fifty million Dollars ($50,000,000), individually or in the aggregate;

(k)(i) make, change or revoke any election in respect of material Taxes, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) prepare or file any material Tax Return in a manner inconsistent with past practice (except to the extent required by applicable Law), (iv) fail to pay any material amount of Tax when due (including any material estimated Tax payments), (v) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (vi) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (in each case, other than Ordinary Course Agreements), (vii) settle any claim or assessment in respect of material Taxes, (viii) surrender or allow to expire any right to claim a refund of material Taxes or (ix) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(l)(i) issue any additional Equity Interests of the Company or any of its Subsidiaries or securities exercisable for or convertible or exchangeable into Equity Interests of the Company or any of its Subsidiaries, other than (A) the issuance of Company Common Stock upon the exercise of Company Options, the vesting of Company Restricted Stock Units or Company Restricted Stock Awards under the Company Incentive Plan and the applicable award agreement, (B) the consummation of the Company Convertible Notes Conversion or the Warrant Settlement (in each case, outstanding on the date of this Agreement, in accordance with their terms as in effect as of the date of this Agreement) or (C) in connection with an Excluded Financing that will not exceed $50 million in the aggregate and will not result in the imposition of any material restriction on the Company (provided that, with respect to any such Excluded Financing, the Company will update Acquiror on a periodic basis of the material terms of such Excluded Financing, including pricing and expected financing amount, and furnish such information or documentation as may be reasonably requested by Acquiror in connection therewith), or (ii) grant any Company Awards or other equity or equity-based compensation;

(m)adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(n)waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages (excluding monetary damages that are fully covered by the Company’s insurance policies) in an amount less than two hundred and fifty thousand Dollars ($250,000) in the aggregate and that do not involve the imposition of material conditions on the businesses of the Company or any of its Subsidiaries;

(o)(i) grant to or acquire from, or agree to grant to or acquire from, any Person rights to any Intellectual Property that is material to the Company and its Subsidiaries, (ii) dispose of, abandon or permit to lapse any rights to any Company Registered Intellectual Property or (iii) disclose any material Trade Secret of the Company or any of its Subsidiaries to any Person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations, in the case of each of clauses (i), (ii) and (iii), except in the ordinary course of business consistent with past practice;

(p)negotiate, enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(q)terminate without replacement or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(r)limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person; or

(s)enter into any Contract to do or take any action prohibited under this Section 7.1.

Section 7.2.Inspection. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, including in light of any Contagion Event, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other Representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish Acquiror and such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as Acquiror and such Representatives may reasonably request for the purpose of consummating the transactions contemplated hereby; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other Representatives, (i) such information and such other materials and resources relating to any material Legal Proceeding initiated, pending or threatened in writing during the Interim Period, as Acquiror or such Representative may reasonably request, (ii) prompt written notice of any material status updates in connection with any such Legal Proceedings and (iii) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings. No information received by Acquiror pursuant to this Section 7.2 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company hereunder, and no such information shall be deemed to change, supplement or amend any schedule hereto.

Section 7.3.Preparation and Delivery of Additional Company Financial Statements.

(a)As soon as reasonably practicable (i) following the date of this Agreement (and in any event prior to the filing of the Registration Statement), the Company shall deliver to Acquiror, in draft form, the auditor’s report on the Audited Financial Statements (provided that the Audited Financial Statements shall not be required to include a signed audit opinion until the initial filing of the Registration Statement) and (ii) after the end of each applicable fiscal period (and in any event within forty-five (45) days thereafter in the case of unaudited financial statements and ninety (90) days thereafter in the case of audited financial statements) during the Interim Period, the Company shall deliver to Acquiror the audited (in the case of any year-end fiscal period) or unaudited (in the case of an interim quarterly fiscal period) condensed consolidated balance sheets of the Company and its Subsidiaries as of the end of the last day of such period and as of the corresponding period from the previous fiscal year and the related audited (in the case of any year-end fiscal period) or unaudited (in the case of an interim quarterly fiscal period) statements of net loss, comprehensive loss, temporary equity and stockholders’ deficit, and cash flows of the Company and its Subsidiaries for such period and for the corresponding period from the previous fiscal year that are required to be included in the Registration Statement or Proxy Statement, in each case, which shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the financial statements to be delivered pursuant to clauses (i) and (ii), collectively, the “Additional Required Financial Statements”).

(b)Upon delivery of Additional Required Financial Statements, the representations and warranties set forth in Section 5.8 shall be deemed to apply to such Additional Required Financial Statements in the same manner as the Company Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

Section 7.4.Affiliate Agreements. At or prior to the Closing, the Company shall terminate or settle, or cause to be terminated or settled, without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, all Affiliate Agreements (other than those set forth on Section 7.4 of the Company Disclosure Letter) and obtain evidence reasonably satisfactory to Acquiror that such Affiliate Agreements have been terminated or settled, effective prior to the Closing.

Section 7.5.Acquisition Proposals; Alternative Transactions. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article XI, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its Representatives not to, (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state in connection with an Acquisition Proposal or Alternative Transaction, or (d) otherwise solicit, encourage or knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction. The Company agrees to (A) notify Acquiror promptly upon receipt of any Acquisition Proposal or any offer or proposal with respect to an Alternative Transaction by the Company or any of its Subsidiaries and to describe the material terms and conditions of any such Acquisition Proposal or Alternative Transaction in reasonable detail (including, for the avoidance of doubt, the identity of the Persons making such Acquisition Proposal or Alternative Transaction) and (B) keep Acquiror reasonably informed on a current basis of any modifications to such offer or information. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing with respect to any action explicitly contemplated by this Agreement and the other documents contemplated hereby, including with respect to the PIPE Investment.

Section 7.6.No Acquiror Stock Transactions. From and after the date hereof until the Effective Time, except as otherwise contemplated by this Agreement, neither the Company nor any of its Subsidiaries or Affiliates shall, directly or indirectly, engage in any transactions involving the securities of Acquiror without the prior written consent of Acquiror. The Company shall cause its Subsidiaries and shall use commercially reasonable efforts to require each of its controlling Affiliates to comply with the foregoing sentence.

Section 7.7.Proxy Solicitation; Other Actions.

(a)The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advance notice, Acquiror and its counsel in connection with the drafting of the Registration Statement and the Proxy Statement and responding in a timely manner to comments on the Registration Statement and Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Registration Statement and Proxy Statement of any required pro forma financial statements in compliance with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b)From and after the date on which the Registration Statement is declared effective, the Company shall give Acquiror prompt written notice of any action taken or not taken by the Company or any of its Subsidiaries or of any development regarding the Company or any of its Subsidiaries, in any such case that is known by the Company, that would cause the Registration Statement or the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements (with respect to the Proxy Statement, in light of the circumstances under which they were made), not misleading; provided that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause to promptly be made an amendment or supplement to the Registration Statement or, to the extent required by Federal Securities Laws, a post-effective amendment to the Proxy Statement or the Registration Statement, such that the

Registration Statement and the Proxy Statement would no longer contain an untrue statement of a material fact or omit to state to state a material fact necessary in order to make the statements (with respect to the Proxy Statement, in light of the circumstances under which they were made), not misleading; provided, however, that no information received by Acquiror pursuant to this Section 7.7(b) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company hereunder, and no such information shall be deemed to change, supplement or amend any schedule hereto.

Section 7.8.Tax Matters.

(a)Each of Acquiror, the Company, and their respective Subsidiaries shall use commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. None of Acquiror, the Company or any of their respective Subsidiaries shall take any action (or, to the extent within their control, permit any Affiliate to take any action) that could reasonably be expected to preclude the foregoing. Each of Acquiror and the Company shall file all income tax returns consistent with the foregoing except (a) as otherwise required by (i) a change in Law after the date of this Agreement or (ii) a final “determination” (within the meaning of Section 1313(a)(1) of the Code or any comparable provision of state or local Law), or (b) with the consent of the other parties to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed).

(b)All transfer, documentary, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes and fees, including any penalties and interest thereon, that are required to be paid under Tax Laws in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne and paid by Acquiror. For the avoidance of doubt, Transfer Taxes shall not include any federal, state, local or non-U.S. Taxes measured by or based upon income or gains. The applicable parties shall cooperate in good faith in filing such forms and documents as may be necessary and to obtain any exemption or refund of any such Transfer Tax and to minimize the amount of any Transfer Taxes payable in connection with the Merger.

(c)The parties hereto shall, and shall cause their controlled Affiliates, to (i) cooperate in order to facilitate the issuance of any opinions relating to Tax matters that the SEC requires to be filed in connection with the Registration Statement, and (ii) deliver to Latham (in the case of Tax matters relating to Acquiror or its stockholders) and DLA (in the case of Tax matters relating to the Company or its stockholders), in each case, to the extent requested by such counsel, a duly executed certificate dated as of the date requested by such counsel, containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion.

Article VIII
COVENANTS OF ACQUIROR

Section 8.1.Employee Matters.

(a)Equity Plans. Effective as of the Closing Date, Acquiror shall approve and adopt an incentive equity plan substantially in the form attached hereto as Exhibit F (with such changes as may be agreed in writing by Acquiror and the Company) (the “Incentive Equity Plan”), an Employee Stock Purchase Plan substantially in the form attached hereto as Exhibit G (with such changes as may be agreed in writing by Acquiror and the Company) (the “Purchase Plan”) and a chief executive officer equity incentive plan in a form reasonably acceptable to each of the Company and Acquiror (the “Chief Executive Officer Equity Incentive Plan”), subject, in each case, to approval by Acquiror Stockholders at the Acquiror Stockholders’ Meeting. The Company, on the one hand, and Acquiror, on the other hand, may each propose to the other party further edits to the Incentive Equity Plan, the Purchase Plan and the Chief Executive Officer Equity Incentive Plan based on recommendations from the Company’s compensation consultant or the Compensation Study (as defined below) and, in the case of the Company, the Board of Directors of the Company, which, after consideration and approval by such other party, which approval shall not to be unreasonably withheld or delayed, shall be incorporated into the Incentive Equity Plan, Purchase Plan and Chief Executive Officer Equity Incentive Plan, as applicable.

(b)Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S‑8 (or other applicable form) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan, the Purchase Plan and the Chief Executive Officer Equity Incentive Plan and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan, the Purchase Plan and the Chief Executive Officer Equity Incentive Plan remain outstanding.

(c)The parties shall, prior to the Closing, engage a reputable third party executive compensation consultant reasonably acceptable to Acquiror and the Company to conduct a study to determine an appropriate market-based compensation package for the executive officers commensurate with their anticipated roles at Acquiror and/or any of its Subsidiaries, including the Company, immediately following the Closing (the “Compensation Study”). Acquiror shall, upon the Closing, provide each executive officer who is then employed by Acquiror or any of its Subsidiaries, including the Company, with a market-based compensation package commensurate with such individual’s role with Acquiror and/or any of its Subsidiaries.

(d)No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 8.1 are included for the sole benefit of Acquiror, the Company and the Surviving Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company, the Surviving Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date or (iii) shall confer upon any Person who is not a party to this Agreement (including any stockholder, any current or former director, manager, officer, employee or independent contractor of the Company or any of its Subsidiaries, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 8.2.Trust Account Proceeds and Related Available Equity.

(a)If (i) the amount of cash available in the Trust Account immediately prior to the Effective Time and after (x) deducting the amount required to satisfy the Acquiror Share Redemption Amount, (y) the payment of any deferred underwriting commissions being held in the Trust Account and (z) the payment of the Acquiror Transaction Expenses, as contemplated by Section 12.6, plus (ii) the PIPE Investment Amount and the Forward Purchase Amount, in each case, as actually received by Acquiror prior to or substantially concurrently with the Closing (the sum of (i) and (ii), the “Available Acquiror Cash”) is equal to or greater than one hundred seventy-five million Dollars ($175,000,000) (the “Minimum Available Acquiror Cash Amount”), then the condition set forth in Section 10.3(c) shall be satisfied.

(b)Upon satisfaction or waiver of the conditions set forth in Article X and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 8.3.Listing. From the date hereof through the Effective Time, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on NASDAQ, and shall prepare and submit to NASDAQ a listing application in connection with the transactions contemplated by this Agreement, if required under NASDAQ rules, covering the Registration Statement Securities, and shall use reasonable best efforts to obtain approval for the listing of such shares of Acquiror Class A Common Stock on NASDAQ and the change of Acquiror’s trading ticker on NASDAQ to a ticker mutually agreed by the parties, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately following the Effective Time, and the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Acquiror with respect to such listing and change.

Section 8.4.No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article XI, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their Representatives acting on its and their behalf, not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its Representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its Representatives acting on its behalf, and its Subsidiaries and their respective Representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its Representatives).

Section 8.5.Acquiror Conduct of Business.

(a)During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as explicitly contemplated by this Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements, or as required by Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), use reasonable best efforts to operate its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as explicitly contemplated by the PIPE Investment), the Ancillary Agreements or the Forward Purchase Agreement or as required by applicable Law:

(i)seek any approval from the Acquiror Stockholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii)except as contemplated by the Transaction Proposals, (A) make or declare any dividend or distribution to the Acquiror Stockholders or make any other distributions in respect of any of Acquiror’s or Merger Sub’s Equity Interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub’s Equity Interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding Equity Interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock required to be made as part of the Acquiror Share Redemptions;

(iii)(A) make, change or revoke any material election in respect of material Taxes, (B) amend, modify or otherwise change any filed material Tax Return, (C) prepare or file any material Tax Return in a manner inconsistent with past practice (except to the extent required by applicable Law), (D) fail to pay any material amount of Tax when due (including any material estimated Tax payments), (E) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (F) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (in each case, other than Ordinary Course Agreements), (G) settle any claim or assessment in respect of material Taxes, (H) surrender or allow to expire any right to claim a refund of material Taxes; or (I) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(iv)other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(v)incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Acquiror or Merger Sub or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee incurred (A) in the ordinary course of business consistent with past practice, (B) between Acquiror or Merger Sub or (C) incurred under any Working Capital Loans;

(vi)incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than fees and expenses incurred in support of the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business) or incident to the transactions contemplated by this Agreement and the Ancillary Agreements, including Acquiror Transaction Expenses;

(vii)waive, release, compromise, settle or satisfy any (A) pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or (B) other Legal Proceeding;

(viii)other than with respect to the PIPE Investment or the sale of the Forward Purchase Securities concurrently with Closing, (A) issue any Acquiror Securities or Equity Interests convertible, exchangeable or exercisable into or for Acquiror Securities, other than the issuance of the Aggregate Merger Consideration, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Private Warrant or Acquiror Public Warrant or the Acquiror Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(ix)enter into any Contract to do or take any action prohibited under this Section 8.5.

(b)During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to, comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other material Contracts to which Acquiror or its Subsidiaries may be a party.

Section 8.6.Post-Closing Directors and Officers of Acquiror.

(a)Subject to the terms of Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time the Board of Directors of Acquiror shall consist of the individuals set forth on Section 8.6(a) of the Acquiror Disclosure Letter.

(b)The Company shall ensure that a sufficient number of its designees pursuant to Section 8.6(a) qualify as independent directors such that, when taken together with other independent directors appointed pursuant to Section 8.6(a), the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of NASDAQ, each of whom shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

(c)The initial officers of Acquiror shall be as set forth on Section 2.6(b) of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

Section 8.7.Indemnification and Insurance.

(a)From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of (x) the Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ (including the Company’s and its Subsidiaries’) former and current officers, directors and employees that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, existing or occurring at or prior to the Effective Time, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 8.7.

(b)For a period of six (6) years from the Effective Time, Acquiror shall maintain or cause to be maintained, as applicable, in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its Representatives) on terms no less favorable than the terms of such current insurance, except that in no event shall Acquiror or the Surviving Company, as applicable, be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance for the year ended December 31, 2020; provided, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” insurance policy containing terms not materially less favorable than the terms of such current insurance with respect to claims arising out of facts, events, acts or omissions existing or occurring at or prior to the Effective Time and (ii) if any such claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 8.7 shall be continued in respect of such claim until the final disposition thereof.

(c)Notwithstanding anything contained in this Agreement to the contrary, this Section 8.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 8.7.

(d)On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing in accordance with their terms.

Section 8.8.Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.9.PIPE Subscriptions; Forward Purchase Agreement. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not (other than changes that are solely ministerial and other non-economic de minimis changes) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements or the Forward Purchase Agreement, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such permitted assignment or transfer, the initial party to such Subscription Agreement or Forward Purchase Agreement, as applicable, remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Acquiror Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements and the Forward Purchase Agreement, as applicable, have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required or necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements and the Forward Purchase Agreement on the terms described therein, including using its reasonable best efforts to enforce its rights (a) under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms and (b) under the Forward Purchase Agreement to cause GSAM to pay Acquiror the applicable purchase price for the

Forward Purchase Securities under the Forward Purchase Agreement in accordance with its terms. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice: (i) of the receipt of any request from a PIPE Investor for an amendment to any Subscription Agreement or from GSAM for any amendment to the Forward Purchase Agreement (other than changes that are solely ministerial and other non-economic de minimis changes); (ii) of any breach or default to the Knowledge of Acquiror (or any event or circumstance that, to the Knowledge of Acquiror, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement or the Forward Purchase Agreement; (iii) of the receipt by Acquiror of any written notice or other written communication with respect to any actual or potential threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of a Subscription Agreement by a PIPE Investor or the Forward Purchase Agreement by GSAM; and (iv) if Acquiror does not expect to receive all or any portion of the applicable purchase price under any Subscription Agreement or the Forward Purchase Agreement, as applicable, in accordance with its terms.

Article IX
JOINT COVENANTS

Section 9.1.HSR Act; Other Filings.

(a)In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Request.

(b)Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or materially delay the consummation of the transactions contemplated hereby.

(c)Acquiror and the Company shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.

(d)With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other with respect to such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any Contract with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e)Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require Acquiror or Merger Sub to (i) take, or cause to be taken, any action with respect to the Sponsor or any portfolio company, investment fund or other vehicle affiliated with or managed by, or investing on a parallel or co-investment basis with investment funds affiliated with or managed by, Energy Capital Partners Management, LP, ECP ControlCo, LLC or their respective Affiliates, including selling, divesting or otherwise disposing of, or conveying, licensing, holding separate or otherwise restricting or limiting its freedom of action with respect to, any assets, business, products, rights, licenses or investments, or interests therein, in each case other than with respect to the Acquiror and its Subsidiaries, or (ii) provide, or cause to be provided, nonpublic or other confidential financial or sensitive personally identifiable information of Sponsor, its Affiliates or its or their respective directors, officers, employees, managers or partners, or its or their respective control persons’ or direct or indirect equityholders’ and their respective directors’, officers’, employees’, managers’ or partners’ nonpublic or other confidential financial or sensitive personally identifiable information (in each case, other than such information which may be provided to a Governmental Authority on a confidential basis or in connection with any Antitrust Information or Document Requests, the Registration Statement or the Proxy Statement to the extent requested by the SEC, any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities).

(f)Each of Acquiror and the Company shall be responsible for and pay fifty percent (50%) of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

Section 9.2.Preparation of Registration Statement and Proxy Statement; Acquiror Stockholders’ Meeting and Acquiror Stockholder Approval.

(a)Registration Statement and Proxy Statement.

(i)As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC a proxy statement relating to the Acquiror Stockholders’ Meeting and the Acquiror Share Redemption (such proxy statement, together with any exhibits, amendments or supplements thereto, the “Proxy Statement”) and (y) Acquiror shall prepare (with the Company’s reasonable cooperation, including causing its Subsidiaries and Representatives to cooperate) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Acquiror Class A Common Stock to be issued under this Agreement (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror shall be responsible for the payment of all filing and other fees and expenses in connection with the preparation, filing and mailing of the Registration Statement and Proxy Statement, as applicable; provided, however, that in the event this Agreement is terminated in accordance with Article XI, the Company shall promptly reimburse Acquiror for 50% of all such filing fees and other fees and expenses incurred in connection with the preparation, filing and mailing of the Registration Statement and Proxy Statement, as applicable, prior to the time at which the Agreement is terminated. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state Securities Laws or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, employees, managers and stockholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, the Proxy Statement, a Current Report on Form 8‑K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including NASDAQ) in connection with the Merger and the other transactions contemplated hereby (collectively, the “Offer Documents”). Acquiror will cause the Proxy Statement to be mailed to the Acquiror Stockholders promptly after the Registration Statement is declared effective under the Securities Act and the Proxy Statement is cleared of any comments under the Exchange Act.

(ii)To the extent permitted by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Registration Statement has been declared effective or any supplement or amendment to the Registration Statement has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or the Proxy Statement or for additional information. Each of Acquiror and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. To the extent permitted by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement and the Registration Statement each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent permitted by Law, Acquiror shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement and the Registration Statement promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii)Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended, at the time it is declared effective under the Securities Act, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required or otherwise reasonably desirable to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement so that neither such document would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein (with respect to the Proxy Statement, in light of the circumstances under which they were made), not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders.

(b)Acquiror Stockholders’ Meeting. Acquiror shall (i) as promptly as practicable after the Registration Statement is declared effective, (A) cause the Proxy Statement to be disseminated to the Acquiror Stockholders in compliance with applicable Law, (B) duly give notice of and convene and hold a meeting of its stockholders (the “Acquiror Stockholders’ Meeting”) in accordance with Acquiror’s Governing Documents and NASDAQ Listing Rule 5620(b) (but in any event no later than forty-five (45) days after the date on which the Registration Statement is declared effective) for the purpose of voting solely upon the Transaction Proposals, and (C) solicit proxies from the Acquiror Stockholders to vote in favor of each of the Transaction Proposals, and (ii) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption.

(c)Transaction Proposals. Acquiror shall, through its Board of Directors, recommend to its stockholders the (A) amendment and restatement of Acquiror’s Second Amended and Restated Certificate of Incorporation, substantially in the form attached hereto as Exhibit A (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the mailing of the Proxy Statement, the “Acquiror Second A&R Charter”), including approval of the change of Acquiror’s name to “Fast Radius, Inc.” (the “Amendment Proposal”) (B) adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, in accordance with applicable Law and exchange rules and regulations (the “Merger Proposal”), (C) to the extent required by the NASDAQ listing rules, approval of the issuance of shares of Acquiror Class A Common Stock in connection with the Merger (the “NASDAQ Proposal”), (D) approval of the adoption of the Incentive Equity Plan (the “Incentive Plan Proposal”), (E) approval of the adoption of the Purchase Plan (the “Purchase Plan Proposal”), (F) approval of the adoption of the Chief Executive Officer Equity Incentive Plan (the “CEO Incentive Plan Proposal”), (G) election of directors effective as of immediately following the Closing as contemplated by Section 8.6, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (J) adjournment of the Acquiror Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), collectively, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the Acquiror Stockholders that they vote in favor of the Transaction Proposals (a “Modification in Recommendation”). Notwithstanding anything in this Section 9.2(c) to the contrary, if, at any time prior to obtaining the Acquiror Stockholder Approval, the Board of Directors of Acquiror determines in good faith, after consultation with its outside legal counsel, that in response to an Intervening Event, the failure to make a Modification in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Board of Directors of Acquiror may, prior to obtaining the Acquiror Stockholder Approval, make a Modification in Recommendation; provided, however, that Acquiror shall not be entitled to make, or agree or resolve to make, a Modification in Recommendation unless (i) Acquiror delivers to the Company a written notice (an “Intervening Event Notice”) advising the Company that the Board of Directors of Acquiror proposes to take such action and containing the material facts underlying the Board of Director’s determination that an Intervening Event has occurred (it being acknowledged that such Intervening

Event Notice shall not itself constitute a breach of this Agreement), and (ii) at or after 5:00 p.m., Eastern time, on the third (3rd) Business Day immediately following the day on which Acquiror delivered the Intervening Event Notice (such period from the time the Intervening Event Notice is provided until 5:00 p.m. Eastern time on the third (3rd) Business Day immediately following the day on which Acquiror delivered the Intervening Event Notice, the “Intervening Event Notice Period”), the Board of Directors of Acquiror reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Modification in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by the Company, Acquiror will, and will use its reasonable best efforts to cause its Representatives to, during the Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Modification in Recommendation. To the fullest extent permitted by applicable Law, Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting, and submit for approval the Transaction Proposals at such Acquiror Stockholders’ Meeting, in each case in accordance with this Agreement, regardless of any Modification in Recommendation. Acquiror may only adjourn the Acquiror Stockholders’ Meeting (X) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approval, (Y) for the absence of a quorum and (Z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Stockholders prior to the Acquiror Stockholders’ Meeting; provided, that the Acquiror Stockholders’ Meeting (1) may not be adjourned on one or more occasions to a date that is more than thirty (30) days after the date for which the Acquiror Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (2) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Stockholders’ Meeting, as required by Acquiror’s Governing Documents.

(d)Company Stockholder Approvals. The Company shall solicit the Company Stockholder Approvals in the form of an irrevocable written consent (the “Written Consent”) as promptly as reasonably practicable (and in any event within two (2) Business Days) after the Registration Statement becomes effective under the Securities Act (the “Company Stockholder Approval Deadline”). As promptly as practicable after the execution of this Agreement, the Company shall prepare an information statement relating to the action to be taken by stockholders of the Company pursuant to the Written Consent (the “Consent Solicitation Statement”). As promptly as practicable after the date on which the Registration Statement becomes effective, the Company shall deliver the Consent Solicitation Statement to its stockholders. The Company shall take any other actions necessary pursuant to the Company’s Governing Documents to provide all required notices to stockholders of the Company entitled thereto in connection with obtaining the Written Consent (the “Stockholder Notice”). The Company will provide Acquiror with copies of all stockholder consents it receives within one (1) Business Day of receipt. Acquiror shall be provided with a reasonable opportunity to review and comment on the Consent Solicitation Statement and the Stockholder Notice and shall cooperate with the Company in the preparation of the Consent Solicitation Statement and the Stockholder Notice and promptly provide all reasonable information regarding Acquiror and Merger Sub reasonably requested by the Company.

Section 9.3.Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to, (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of Acquiror, the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law.

Section 9.4.Section 16 Matters. Prior to the Effective Time, each of Acquiror and the Company, as applicable, shall use all reasonable efforts to approve in advance, in accordance with the applicable requirements of Rule 16b-3 promulgated under the Exchange Act, any dispositions of the capital stock of the Company (including derivative securities with respect to the capital stock of the Company) and acquisitions of Acquiror Common Stock (including derivative securities with respect to Acquiror Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of Acquiror or the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act) as a result of the transactions contemplated hereby.

Section 9.5.Notice of Developments. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall promptly (and in any event prior to the Closing) notify Acquiror in writing, and Acquiror shall promptly (and in any event prior to the Closing) notify the Company in writing, upon any of the Company and its Subsidiaries, on the one hand, or Acquiror and Merger Sub, on the other hand, as applicable, becoming aware: (i) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or may reasonably be expected to cause any condition to the obligations of any party to effect the Merger not to be satisfied, (ii) of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, (iii) of any notice or other communication from any Governmental Authority relating to the ability of the parties to consummate the Merger or the timing thereof, or (iv) of the commencement or initiation or threat of commencement or initiation of any Legal Proceeding regarding the Merger. The delivery of any notice pursuant to this Section 9.6 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any Ancillary Agreements or otherwise limit or affect the rights of, or the remedies available to, Acquiror or the Company, as applicable.

Section 9.6.Cooperation; Consultation. Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if Acquiror were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on Form S‑1 for the resale of the securities issued in the PIPE Investment following the consummation of the transactions contemplated hereby), (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

Section 9.7.Stockholder Litigation.

(a)In the event that any stockholder litigation related to this Agreement or the documents contemplated hereby or the transactions contemplated hereby and thereby is brought, or, to the Knowledge of Acquiror or the Knowledge of the Company, as the case may be, threatened, against such party or the members of each respective party’s Board of Directors prior to the Closing, Acquiror and the Company shall promptly notify the other party of any such actual or threatened stockholder litigation and shall keep the other reasonably informed with respect to the status thereof.

(b)Acquiror (i) shall control the defense of any such Action brought against Acquiror or members of the Board of Directors of Acquiror, provided that Acquiror shall give the Company the reasonable opportunity to participate in any response to and, if applicable, in the defense or settlement of any stockholder claim or litigation (including any purported claim or litigation and any class action or derivative litigation) against Acquiror or its officers or directors relating to this Agreement and the transactions contemplated hereby, and no such response to, or any settlement of, shall be made or be agreed to without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), and (ii) shall, and shall use its reasonable best efforts to cause its Representatives to, cooperate with the Company in the defense against such claim or litigation or purported claim or litigation. The Company (x) shall control the defense of any such Action brought against the Company or members of the Board of Directors of the Company, provided that the Company shall give Acquiror the reasonable opportunity to participate in any response to and, if applicable, in the defense or settlement of any stockholder claim or litigation (including any purported claim or litigation and any class action or derivative litigation) against the Company or its officers or directors relating to this Agreement or the documents contemplated hereby or the transactions contemplated hereby or thereby, and no such response to, or any settlement of, shall be made or be agreed to without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed), and (y) shall, and shall use its reasonable best efforts to cause its Representatives to, cooperate with Acquiror in the defense against such claim or litigation or purported claim or litigation.

Article X
CONDITIONS TO OBLIGATIONS

Section 10.1.Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)the Acquiror Stockholder Approval shall have been obtained with respect to the Transaction Proposals described in clauses (A), (B), (C), (D), (E), (F) and (H) of Section 9.2(c);

(b)the Company Stockholder Approvals shall have been obtained;

(c)The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d)all waiting periods (and any extensions thereof) applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated;

(e)there shall not be in force any Governmental Order or Law enjoining or prohibiting, the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order or Law has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(f)Acquiror shall have at least five million and one Dollars ($5,000,001) of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the payment of the Acquiror Share Redemption Amount, the PIPE Investment and the transactions contemplated by the Forward Purchase Agreement; and

(g)the shares of Acquiror Class A Common Stock to be issued in connection with the Merger shall have been approved for listing on NASDAQ, subject only to official notice of issuance thereof, and, as of immediately following the Effective Time, Acquiror shall satisfy any applicable initial and continuing listing requirements of NASDAQ, and Acquiror shall not have received any notice of non-compliance therewith from NASDAQ that has not been cured or would not be cured at or immediately following the Effective Time.

Section 10.2.Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction at or prior to the Closing of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a)(i) the Company Fundamental Representations shall be true and correct in all respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, (ii) the representations and warranties of the

Company made pursuant to Section 5.24 (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception), other than pursuant to clause (b) thereof, shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations and the representations and warranties set forth in clause (ii) above (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be so true and correct at and as of such date, except, in the case of this clause (iii) for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b)each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)the Company shall have delivered or caused to be delivered to Acquiror all of the items contemplated by Section 2.4(a);

(d)the Company shall have delivered or caused to be delivered to Acquiror the waivers set forth in Section 10.2(d) of the Company Disclosure Letter; and

(e)there shall not have occurred a Company Material Adverse Effect after the date of this Agreement.

Section 10.3.Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction at or prior to the Closing of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)(i) the Acquiror Fundamental Representations shall be true and correct in all respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, (ii) the representations and warranties of Acquiror made pursuant to Section 6.12(a), Section 6.12(b) and Section 6.12(c) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception), shall be true and correct in all respects other than de minimis inaccuracies, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects other than de minimis inaccuracies at and as of such date, (iii) the representations and warranties of Acquiror made pursuant to Section 6.10 (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception), other than pursuant to clause (b) thereof, shall be true and correct in all material respects and the representation and warranty of Acquiror made pursuant to Section 6.10(b) shall be true and correct in all respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects (or, in the case of Section 6.10(b), in all respects) at and as of such date, and (iv) each of the representations and warranties of Acquiror contained in this Agreement other than the Acquiror Fundamental Representations and the representations and warranties set forth in Section 6.10, Section 6.12(a), Section 6.12(b) and Section 6.12(c) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except in the case of this clause (iv) for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect;

(b)each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects;

(c)the Available Acquiror Cash shall be no less than the Minimum Available Acquiror Cash Amount;

(d)any directors and officers of Acquiror that are not identified as the initial post-Closing directors and officers of Acquiror in accordance with Section 8.6 shall have resigned their respective positions, effective as of the Closing;

(e)Acquiror shall have delivered or caused to be delivered to the Company all of the items contemplated by Section 2.4(b); and

(f)there shall not have occurred an Acquiror Material Adverse Effect after the date of this Agreement.

Article XI
TERMINATION/EFFECTIVENESS

Section 11.1.Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)by mutual written consent of the Company and Acquiror;

(b)by written notice from either the Company or Acquiror to the other party if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(c)by written notice from either the Company or Acquiror to the other party if the Acquiror Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d)by written notice from the Company to Acquiror upon a Modification in Recommendation;

(e)by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.2(a) or Section 10.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period until the earlier of (A) thirty (30) days after receipt by the Company of written notice from Acquiror of such breach and (B) the Agreement End Date, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; or (ii) the Closing has not occurred on or before the date that is seven (7) months after the date of this Agreement (the “Agreement End Date”), unless, in the case of clause (i) or (ii), Acquiror is in material breach hereof;

(f)by written notice to the Company from Acquiror if the Written Consent shall not have been obtained pursuant to Section 9.2(d) on or prior to the Company Stockholder Approval Deadline; or

(g)by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 10.3(a) and Section 10.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period until the earlier of (A) thirty (30) days after receipt by Acquiror of notice from the Company of such breach and (B) the Agreement End Date, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period; or (ii) the Closing has not occurred on or before the Agreement End Date, unless, in the case of clause (i) or (ii), the Company is in material breach hereof.

Section 11.2.Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto, its respective Affiliates and its and their respective Representatives, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for fraud or any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 11.2 and Article XII and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XII
MISCELLANEOUS

Section 12.1.Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The

Company further acknowledges that, as described in the prospectus dated February 10, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes an initial business combination, then to those Persons and in such amounts as described in the Prospectus, (ii) if Acquiror fails to complete an initial business combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement and applicable Law, to Acquiror in limited amounts to permit Acquiror to pay applicable Taxes and the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders, and (iii) if Acquiror holds a stockholder vote to amend Acquiror’s Amended and Restated Articles of Incorporation (A) to modify the substance or timing of Acquiror’s obligation to provide holders of Acquiror Class A Common Stock the right to have their shares redeemed in connection with Acquiror’s initial business combination or to redeem one hundred percent (100%) of the outstanding shares of Acquiror Class A Common Stock if Acquiror does not complete an initial business combination within the allocated time period or (B) with respect to any other provision relating to the rights of holders of Acquiror Class A Common Stock or pre-initial business combination activity, then for the redemption of any Acquiror Class A Common Stock properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations or Contracts with Acquiror.

Section 12.2.Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 12.3.Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Effective Time, to:

ECP Environmental Growth Opportunities Corp.

40 Beechwood Road

Summit, New Jersey 07901

Attention:  Tyler Reeder

Email: treeder@ecpgp.com

with copies to (which shall not constitute notice):

Latham and Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:David Kurzweil, David Owen

Email: David.Kurzweil@lw.com; David.Owen@lw.com

and

Latham and Watkins LLP

811 Main St., Suite 3700

Houston, TX 77002

Attention:Ryan Maierson

Email: Ryan.Maierson@lw.com

(b)If to the Company prior to the Closing, or to the Surviving Company after the Effective Time, to:

Fast Radius, Inc.

113 N May St

Chicago, IL 60607

Attention:  Louis Rassey

Email:  lou.rassey@fastradius.com

with copies to (which shall not constitute notice):

DLA Piper LLP (US)

444 West Lake Street, Suite 900

Chicago, Illinois 60606

Attention: Scott Kapp and Adam Spector

Email: scott.kapp@us.dlapiper.com; adam.spector@us.dlapiper.com

and

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105

Attention: Jeffrey C. Selman

Email: jeffrey.selman@us.dlapiper.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 12.4.Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.5.Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, that (a) the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and other Representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 8.7 and Section 12.16, as applicable, and (b) the Sponsor is an intended third party beneficiary of, and may enforce, Section 12.11.

Section 12.6.Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that, if the Closing shall occur, Acquiror shall pay or cause to be paid, (x) the Company Transaction Expenses, and (y) the Acquiror Transaction Expenses, in the case of each of clause (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 12.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 12.7.Governing Law. This Agreement, and all claims or causes of action (whether in Contract, tort or otherwise) based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

Section 12.8.Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. Signatures to this Agreement transmitted by electronic mail in .pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 12.9.Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 12.10.Entire Agreement. This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter and the other agreements, documents and certificates delivered in accordance with this Agreement, including the Sponsor Support Agreement and the Nondisclosure Agreement, dated as of February 10, 2021, between Acquiror and the Company (the “Confidentiality Agreement” and, collectively, the “Ancillary Agreements”)) constitutes the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries or Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 12.11.Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by the parties hereto in the same manner as this Agreement and which makes reference to this Agreement. The adoption of this Agreement by the stockholders of any of the parties shall not restrict the ability of the Board of Directors of any of the parties to terminate this Agreement in accordance with Section 11.1 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 12.11; provided, that (a) after the Effective Time, no amendment or supplement to the provisions of Article IV shall be made without the prior written consent of Sponsor, (b) after any such adoption of this Agreement by the Company’s stockholders, no amendment or supplement to the provisions of this Agreement shall be made which by applicable requirement of Law requires further approval of the Company’s stockholders without the further approval of such stockholders and (c) after any such approval of the Agreement by Acquiror Stockholders, no amendment or supplement to the provisions of this Agreement shall be made which by applicable requirement of Law requires further approval of the stockholders of Acquiror without the further approval of such stockholders.

Section 12.12.Publicity.

(a)All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall, prior to the Closing, be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 12.12(a) to the extent any proposed release or statement is substantially equivalent to information that has previously been made public without breach of the obligation under this Section 12.12(a).

(b)The restriction in Section 12.12(a) shall not apply to the extent any public announcement is required by applicable Securities Laws, any Governmental Authority or stock exchange rule; provided, that, in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 12.12.

Section 12.13.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 12.14.Jurisdiction; Waiver of Jury Trial.

(a)Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if a party hereto has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.14.

(b)EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED

AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.15.Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law, in equity or under this Agreement. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.16.Non-Recourse. Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto. Except to the extent that such Person is a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative or Affiliate of any of the foregoing Persons in clause (i) shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

Section 12.17.Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 11.2 or (y) in the case of claims against a party in respect of such party’s fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the termination of this Agreement or the Closing, as applicable, and all of the foregoing shall terminate and expire upon the occurrence of such termination or the Effective Time (and there shall be no liability after such termination or the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII.

Section 12.18.Conflicts and Privilege.

(a)Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other Equity Interests of Acquiror or any of their respective equityholders, directors, members, managers, partners, officers, employees or Affiliates (other than Acquiror and the Surviving Company and its Subsidiaries) (collectively, the “Acquiror Group”), on the one hand, and (y) Acquiror, the Surviving Company and/or any member of the Company Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“Latham”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Acquiror Group, in such dispute even though the interests of such Persons may be directly adverse to Acquiror, the Surviving Company and its Subsidiaries, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company, its Subsidiaries and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company and its Subsidiaries), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Acquiror Group, on the one hand, and Latham, on the other hand (the “Latham Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Acquiror Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company or its Subsidiaries. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Company. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Latham Privileged Communications, whether located in the records or email server of Acquiror, the Surviving Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Latham Privileged Communications, by virtue of the Merger.

(b)Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other Equity Interests of the Company and any of their respective equityholders, directors, members, managers, partners, officers, employees or Affiliates (other than the Company and the Surviving Company and its Subsidiaries) (collectively, the “Company Group”), on the one hand, and (y) the Company, the Surviving Company and/or any member of the Acquiror Group, on the other hand, any legal counsel, including DLA Piper LLP (“DLA”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Company, the Surviving Company and its Subsidiaries, and

even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company and its Subsidiaries, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and DLA, on the other hand (the “DLA Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company or its Subsidiaries. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Company. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the DLA Privileged Communications, whether located in the records or email server of Acquiror, the Surviving Company or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the DLA Privileged Communications, by virtue of the Merger.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

ECP ENVIRONMENTAL GROWTH OPPORTUNITIES CORP.

By:	/s/ Tyler Reeder
	Name:	Tyler Reeder
	Title:	President and Chief Executive Officer

ENNV MERGER SUB, INC.

By:	/s/ Tyler Reeder
	Name:	Tyler Reeder
	Title:	President

FAST RADIUS, INC.

By:	/s/ Louis Rassey
	Name:	Louis Rassey
	Title:	CEO

[Signature Page to Agreement and Plan of Merger]